Exhibit 10.21

Execution Copy

Internal Loan Number 7404699002

Sub-Account Number 7404699010 (B Loan)

Sub-Account Number 7404699029 (A Loan)

Term Loan Facilities Agreement

Dated as of

23 June 2015

between

Deutsche Postbank AG

– hereinafter referred to as “Bank” –

and

ARC INGAMNE001, LLC

a Delaware limited liability company

with its registered seat in Wilmington, Delaware, United States of America,

with its business address at 2711 Centerville Road, Suite 400, 19808 Wilmington, Delaware,

registered with the state of Delaware, United States of America, under number 5663596

– hereinafter referred to as “Borrower” –

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Preamble

1.	Corporate structure

The Borrower is a Delaware limited liability company which intends to acquire the Property (as defined below) from ING Bank, N.V. (the “Seller”) under a Dutch law sale and purchase agreement dated 31 December 2014 (the “SPA”) on 30 June 2015.

The purchase price under the SPA amounts to EUR 88,000,000 net (the “Purchase Price”).

Ultimate shareholder of the Borrower is American Realty Capital Global II Trust, Inc., a (currently) non-listed real estate investment trust (the “ARC Global II REIT”).

“Group Companies” means American Realty Capital Global II Operating Partnership L.P. (“ARC GT II”) and its fully (directly and indirectly) owned subsidiaries, being ARC Global II Holdco LLC, ARC Global II, S.à r.1., ARC Global II (Netherlands) Holdings, S.à r.1., and the Borrower.

The ARC Global II REIT, ARC GT II, and ARC Global II Holdco, LLC shall hereinafter be jointly referred as the “ARC Global II REIT Vehicles”.

2.	Financing structure

This agreement is made in connection with the SPA to partially finance the Purchase Price. The difference between the Purchase Price and the amount of the Loans under this agreement will be funded with equity and the first quarter rent provided that the latter one will be paid in advance by the tenant (the “Equity Amount”) and paid to the Seller by or on behalf of the Borrower in accordance with the provisions of this agreement.

3.	Property

Following completion of the SPA, the Borrower will be the owner of the following real estate property located in the Netherlands (the “Property”), being a long lease (erfpacht) issued by the Municipality of Amsterdam:

Address: Haarlerbergweg 17, 19, 21A through G, 1101 CH Amsterdam, and Hullenbergweg 1101 CG Amsterdam

Description of the buildings:

Building	Office building complex with five to seven floors
Year of construction	2002
Total rentable space	47,322 m2
Parking lots	433
Market value according to the Bank’s valuation as of 8 June 2015	88,600,000 euros

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Registration:
Land registry:	as Weesperkarspel, section M, number 990 (derived from the former parcel Weesperkarspel, section M, number 751)
Owner (Eigentümer)	Municipality of Amsterdam
Holder of the long lease (erfpacht) (before completion of the SPA)	ING Bank N.V.

4.	Property Manager

Pursuant to a property management agreement entered into on or around the date hereof, Moor Park Capital Global II Advisors Ltd. (the “Property Manager”) will carry out the property management activities for the benefit of the Borrower.

Section 1

The Loans

Subject to the terms and conditions of this agreement, the Bank grants the following term loan facilities to the Borrower:

1.	a term loan facility in the lower amount of:

(a)	EUR 44,000,000 (in words: forty-four million euros), or

(b)	50% of the net market value of the Property to be determined by a valuation of an experienced valuer instructed by, and addressed to the Bank,

(the loan granted under this facility the “A Loan”), and

2.	a term loan facility in the lower amount of:

(a)	EUR 22,000,000 (in words: twenty-two million euros), or

(b)	the difference between 75% of the net market value of the Property and the A Loan, whereas the net market value of the Property is to be determined by a valuation of an experienced valuer instructed by, and addressed to the Bank

(the loan granted under this facility the “B Loan”)

(A Loan and B Loan together, the “Loans” and each a “Loan”).

Section 2

Purpose

The Loans exclusively serve to partially fund the Purchase Price under the SPA.

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Section 3

Utilization and Costs of Utilization

1.	Utilization

(a)	The Loans under this agreement may only be granted by the Bank in full (100%) if the Borrower delivers to the Bank a duly signed utilization request in accordance with the form attached to Appendix 1 to this agreement (the “Utilization Request”).

(b)	The Conditions Precedent must be fulfilled completely and to the Bank’s satisfaction no later than five (5) Business Days prior to the Utilization Date; except for the Closing Conditions Precedent (as defined below) which may be satisfied at the Utilization Date. As soon as the Conditions Precedent have been fulfilled, the Bank will confirm this to the Borrower in writing, by email or fax message.

(c)	For purposes of this agreement, a “Business Day” is a day (other than a Saturday or Sunday) on which banks in Frankfurt/Main, Germany, are open for general business.

2.	Interest

The Loans bear interest from and including the Utilization Date and excluding the day of repayment in accordance with the following provisions of this Section 3 Clause 2.

(a)	Interest Periods

The time period for which a fixed interest rate is agreed upon with regard to any Loan is referred to as “Interest Period”.

The first Interest Period begins on the Utilization Date and will end on 5 October 2015. Each further Interest Period begins on the last day of the preceding Interest Period, and ends in accordance with the calendar quarters, i.e. on 5 October, 5 January, 5 April, 5 July, respectively.

If any Interest Period would end on a day which is not a Business Day, such Interest Period ends on the next following Business Day unless such Business Day falls in the next calendar month in which case the Interest Period ends on the immediately preceding Business Day.

(b)	Interest Rates

The rate of interest on each of the Loans for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Reference Rate

(the “Interest Rate”).

(c)	Margin

The applicable nominal interest margins (including margin and liquidity costs) amount to:

(i)	1.20% per annum in relation to the A Loan, and

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(ii)	6.00% per annum in relation to the B Loan

(together, the “Margin”).

(d)	Reference Rate

Subject to the provisions of this paragraph, the applicable reference rate is the percentage rate per annum according to the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the three month period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) (the “Reference Rate”).

If any such Reference Rate is below zero, it will be deemed to be zero.

If the Bank cannot determine the Reference Rate on the relevant Interest Fixing Date, interest is alternatively calculated on the basis of the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Bank at its request by three (3) reference banks (being Deutsche Bank AG, Commerzbank Aktiengesellschaft and Landesbank Baden-Württemberg) as the rate at which the relevant reference bank could borrow funds in the European interbank market in the relevant currency and for the relevant period, or if a reference bank does not supply a quotation to the Bank on the Interest Fixing Date, the reference interest rate corresponds to the Bank’s refinancing costs for a three (3) months period, expressed in percent per annum.

(e)	Margin increase

If the LTV 1 exceeds 75% or the LTV 2 exceeds 60% (as applicable), the Margin for the A Loan increases by 15 basis points starting at the next Interest Payment Date.

If the LTV 1 is restituted to a level of equal or below 75% or the LTV 2 is restituted to a level of equal or below 60% (as applicable), the Margin for the A Loan applies again without such increase amount from the next Interest Payment Date (if restituted at least ten (10) Business Days before that Interest Payment Date) provided that the relevant LTV is and was complied with since the remediation and no Default or Event of Default under this agreement exists.

A “Default” exists for purposes of this agreement if an event or circumstance occurs or appears which, after the expiration of a cure period provided for under this agreement or after a notice or communication provided for under this agreement, would constitute an Event of Default. For the avoidance of doubt, the soft covenant levels of 75% for the LTV 1 or 60% for the LTV 2 when surpassed and for Debt Yield of 9% when below do not constitute a Default, however, a Default will occur if the Borrower does not comply with its obligations under paragraphs (a) and (c) of Section 8 Clause 5. (Legal consequences of a breach of the financial covenants).

(f)	Interest Rate fixing

The Interest Rate is fixed at approx. 11:00 a.m. (Frankfurt/Main, Germany) on the day two (2) Business Days before the Utilization Date and thereafter on the day two (2) Business Days before the beginning of the relevant Interest Periods (each an “Interest Fixing Date”).

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The Bank will inform the Borrower without undue delay about the Interest Rate applicable and agreed for the relevant Interest Period in writing or by email or fax messages.

(g)	Interest calculation

Interest for the Loans is calculated pursuant to the European interest rate calculation method (Eurozinsmethode) (actual/360).

(h)	Interest Payment Dates

Interest is due and payable in arrears on the last day of each Interest Period as determined under paragraph (a) of this Clause 2. above (each an “Interest Payment Date”).

The interest payments due in each case must be paid to the following account of the Bank:

Account: 7404699002

IBAN: DE33380107007404699002

BIC: PBNKDEFF

Decisive for the timeliness of the payment is the value date of the credit to the account.

(i)	Limitation of Interest exposure / hedging

Subject to the provisions of this paragraph, the Borrower shall enter into an interest rate hedging agreement with Barclays as hedge counterparty (the “Hedge Counterparty”) which limits the interest exposure (excluding the Margin) under the A Loan for the full amount of that A Loan on terms satisfactory to the Bank (a “Hedging Agreement”).

(i)	Hedging Agreements, in general satisfactory to the Bank, are agreements at market terms (such as interest rate swap or cap) on the basis of the ISDA (International Swaps and Derivatives Association) documentation or any other documentation previously approved by the Bank.

(ii)	The term of the first Hedging Agreement must be five (5) years. After the expiry of that five (5) year term, the interest rate hedging under the Hedging Agreement must be extended for the remaining term of the A Loan by entering into a new Hedging Agreement.

(iii)	Subject to Section 6 Clause 1.(i), all rights and claims under the Hedging Agreement have to be pledged or assigned to the Bank on a first-ranking basis.

(iv)	All claims and all security of the Hedge Counterparty under the Hedging Agreement must be subordinated to any and all of the Bank’s claims and security under or in connection with this agreement.

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(v)	In the event of a partial prepayment of any outstanding amount under this agreement – besides amortization payments (if any) – before the end of the term of the Hedging Agreement, there has to be a corresponding partial termination of the respective Hedging Agreement to the extent it entails a potential risk for the Bank. The Hedging Agreement may, however, be maintained in principle if sufficient security (acceptable to the Bank) with respect to any potential risk of the Bank is provided.

3.	Default interest (Verzugszinsen)

If payments due under this agreement are not made at all or only in part on their respective due dates, the Borrower is in default in respect of these outstanding and unpaid payments without any further notice from the Bank.

For the period during which the Borrower is in default with payments under this agreement, it owes default interest at a rate of five (5) per cent points per year above the base interest rate of the German Bundesbank for all amounts outstanding according to the provisions of this agreement. The Bank retains the right to prove further losses.

4.	Arrangement fee

On the Utilization Date, the Borrower shall pay to the Bank a one-time non-refundable arrangement fee in an amount of 0.50% of the aggregate amount of the Loans.

5.	Commitment fee

The Borrower shall pay for the respective not utilized Loans a commitment fee of 0.75% per annum in respect of the not utilized part of the Loans from the beginning of the eighth week following the signing date of this agreement which is due upon the expiration of the Utilization Period specified below in Clause 6 of this Section 3, or, if earlier, on the Utilization Date.

The obligation to pay the commitment fee ends either upon full utilization of the Loans or upon expiration of the Utilization Period specified below in Clause 6 of this Section 3. Further rights of the Bank based on the non-contractual utilization of the Loans remain unaffected.

6.	Utilization Period

The Borrower shall fulfill the Conditions Precedent and utilize the full amount of both Loans in a single drawdown within three (3) months after the signing date of this agreement (the “Utilization Period”). After the expiration of the Utilization Period, the Bank has the right to refuse the utilization of any Loan under this agreement.

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7.	Costs

(a)	The Borrower shall refund to the Bank within ten (10) Business Days upon the latter’s written request all reasonable expenses, fees, and other reasonable external expenses and costs (including but not limited to, valuation fees for the initial valuation report, non-refundable value added tax, and the costs of legal advice to the Bank by external legal advisors) arising in connection with (i) the drafting, preparation, negotiation, potential and actual changes, and the execution of this agreement, the Security Documents, the related additional loan documentation between the parties to this agreement, the documents designated by the Bank and the relevant obligor as “Finance Document” (together, the “Finance Documents”), any Hedging Agreement, and (ii) the drafting, establishment, registration, deletion, potential changes, enforcement and release of all security to be provided under the Security Documents or in connection with this agreement.

(b)	The Bank shall consult the Borrower to agree on reasonable third party expenses and costs before they accrue (e.g., legal fees for the preparation of the initial documentation) if the Bank is able to influence those amounts and that consultation is not contrary to the legitimate interests of the Bank (e.g., in case of a Default or an Event of Default).

(c)	Notwithstanding the foregoing, the Bank has pre-agreed all third party expenses and costs to be incurred up to the date of execution of this agreement.

Section 4

Loan Terms, Repayment and Pre-payment

1.	Loan terms

(a)	The term of each of the Loans commences upon utilization of the Loans under the terms of this agreement (the “Utilization Date”) and ends:

(i)	in relation to the A Loan, after the expiration of five (5) years on the Business Day immediately preceding the Utilization Date (the “First A Loan Maturity Date”), and

(ii)	in relation to the B Loan, after the expiration of six (6) months on the Business Day immediately preceding the Utilization Date (the “First B Loan Maturity Date”).

(b)	If the A Loan is not repaid in full at the First A Loan Maturity Date, the Bank agrees to an extension under which its term ends after the expiration of ten (10) years on the Business Day immediately preceding the Utilization Date (the “Second A Loan Maturity Date”).

(c)	If the B Loan is not repaid in full at the First B Loan Maturity Date, the Bank agrees to an extension under which its term ends after the expiration of six (6) years on the Business Day immediately preceding the Utilization Date (the “Second B Loan Maturity Date”).

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2.	Repayment of Loans

(a)	“Repayment Installments” means any and all repayment installments expressed as percentage per annum of the original aggregate amount of the Loans.

(b)	Save for the provisions in Clause 5. of Section 8 (Financial Covenants) and subject to paragraph (c) below, the Borrower shall repay the B Loan (if not repaid in full on the First B Loan Maturity Date) together with all due interest, fees and costs in Repayment Installments of 5% beginning from the First B Loan Maturity Date which are due and payable and on the following Interest Payment Dates.

(c)	If the B Loan has not been repaid in full within one (1) year after the Utilization Date, the full amount standing to the credit of the Cash Sweep Account constitutes the subsequent Repayment Installments for the B Loan on each of the following Interest Payment Dates.

(d)	If, on the First A Loan Maturity Date, both Loans have not been repaid in full, the Borrower shall, save for the provisions in Clause 5. of Section 8 (Financial Covenants), repay the A Loan together with all due interest, fees and costs in Repayment Installments of 7% beginning from the First A Loan Maturity Date which are due and payable and on the following Interest Payment Dates.

(e)	All Repayment Installments will be applied:

(i)	firstly, in payment of the B Loan, and

(ii)	secondly, in payment of the A Loan (for the avoidance of doubt, only if the B Loan has been repaid in full).

(f)	The Borrower shall repay the outstanding principal amount of:

(i)	the A Loan on the First A Loan Maturity Date, or, as applicable, on the Second A Loan Maturity Date, and

(ii)	the B Loan on the First B Loan Maturity Date, or, applicable, on the Second B Loan Maturity Date,

in each case together with all accrued but unpaid interest, fees and costs.

(g)	The Borrower may not re-borrow any parts of the Loans which are repaid.

3.	Voluntary prepayment

The Borrower may, if it gives the Bank not less than ten (10) Business Days’ prior written notice, prepay the whole or any part of any utilized Loan amount at the end of each Interest Period. Any such partial prepayment amounts must be at least EUR 1,000,000 or integral multiples thereof.

4.	Mandatory prepayment

(a)	The Borrower shall prepay the Loans in full and without undue delay if:

(i)	the Property is directly or indirectly, fully or partially sold by the Borrower or the shareholder of the Borrower disposes fully or partially over the shares in the Borrower;

(ii)	the SPA is rescinded, terminated, nullified or otherwise reversed;

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(iii)	a Change of Control (as defined in paragraph (v) below) has occurred; or

(iv)	a US Insolvency Event (as defined in paragraph (v) below) has occurred (it being understood and agreed that if a US Insolvency Event has occurred, then such prepayment of the Loans, interest thereon and all other amounts owed by the Borrower under the Finance Documents shall become immediately due and payable without notice, presentment, demand, protest or any other act by Bank or any other person of any kind, all of which are expressly waived).

(v)	(definitions)

(A)	A “Change of Control” has occurred in each of the following events:

(I)	ARC Global II REIT not (x) having the power to cast or control the casting of more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the shareholders of the Borrower; and/or

(II)	ARC Global II REIT (y) not (directly or indirectly) owning more than 50 per cent. of the shares in the Borrower.

(B)	No Change of Control and no prepayment obligations according to the foregoing events in paragraphs (I) and (II) above apply in the event of:

(I)	a merger of any of the ARC Global II REIT Vehicles with another listed or unlisted REIT whereby AR Capital LLC or other group company (group company for the purposes of this section shall be any of the companies mentioned in the structure chart provided to the Bank as part of the Conditions Precedent under number CP 10 in Section 5) stays in control of the Borrower (in the sense of managing the Merged REIT and its subsidiaries) (the vehicle resulting from the merger to be hereinafter referred to as the “Merged REIT”): and/or

(II)	a listing of an ARC Global II REIT Vehicle on a stock exchange as long as such listing does not result in a single shareholder or a group of shareholders acting in concert having a controlling stake (in the sense of having the power to cast or control the casting of more than 50 per cent. of the maximum number of votes and owning more than 50 per cent. of the shares) in ARC Global II REIT or the Borrower, whether acting individually or in concert (the listed vehicle to be hereinafter referred to as the “Listed REIT”). “Acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares by any of them, either directly or indirectly, to obtain or consolidate control (in the sense of having the power to cast or control the casting of more than 50 per cent. of the maximum number of votes and owning more than 50 per cent. of the shares)

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(both alternatives defined as a “Planned Listing”), subject to the prior information of the Bank about the implementation of the Planned Listing and submission of all documents required for the Bank’s compliance with § 19 para 2 of the German Banking Act (Gesetz füber das Kreditwesen — “KWG”).

(C)	The Planned Listing exception pursuant to paragraph (B)(II) above will cease to be applicable, and a Change of Control will have occurred at the time when, following a Planned Listing, any new shareholder acquires control (in the sense of having the power to cast or control the casting of more than 50 per cent. of the maximum number of votes and owning more than 50 per cent. of the shares) in the Merged REIT (if relating to the exception under paragraph (1) above) or the Listed REIT (if relating to the exception under paragraph (II) above).

(D)	A “US Insolvency Event” shall mean:

(I)	(a) the Borrower files a voluntary petition under the Bankruptcy Code or seeks protection under, or voluntarily avails itself of, any other US Debtor Relief Law; (b) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it under the Bankruptcy Code or any other US Debtor Relief Law, or solicits or causes to be solicited petitioning creditors for any involuntary petition under any US Debtor Relief Law from any person or entity; (c) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code or any other US Debtor Relief Law or the application or appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property under any US Debtor Relief Law, provided, however, if such petition, application, or appointment was involuntary and not consented to by Borrower upon the same not being discharged, stayed or dismissed within twenty (20) Business Days (provided, that the Borrower hereby expressly authorizes Bank to appear in any court conducting any relevant proceeding during such 20 Business Day period to preserve, protect and defend their rights under the Finance Documents); (d) Borrower makes an assignment for the benefit of creditors under any US Debtor Relief Law; or (e) Borrower is or is deemed to be insolvent (as such term is defined in US Debtor Relief Laws or the Uniform Commercial Code);

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(II)	if any forced sale, administration proceedings, writ or warrant of attachment or execution or similar process or enforcement proceedings or compulsory execution measures have been initiated in a state of the United States, the District of Columbia or under United States Federal law with respect to the Property and/or assets related thereto, and are not dismissed released, vacated or fully bonded within 20 Business Days (provided, that the Borrower hereby expressly authorizes Bank to appear in any court conducting any relevant proceeding during such 20 Business Day period to preserve, protect and defend their rights under the Finance Documents).

(E)	For the purposes of this Agreement, the terms “US Debtor Relief Laws” and “US Debtor Relief Law” shall mean the Bankruptcy Code of the United States (11 U.S.C. §§ 101 et seq.) and any existing or future law of any domestic (United States) jurisdiction relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, moratorium of any indebtedness, adjustment, winding-up, liquidation, dissolution, composition or any similar debtor relief laws of the United States, a state of the United States or the District of Columbia from time to time in effect and affecting the rights of creditors generally.

(b)	The Borrower shall prepay the Loans without undue delay in the amount of:

(i)	any subsequent reduction of the Purchase Price under the SPA according to which the A Loan would then exceed 50% of the net Purchase Price (excluding value added tax and ancillary costs), and

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(ii)	any damages paid by third parties or payments under the insurance policies existing for the Property (in both cases if exceeding EUR 50,000), which were paid in connection with any damage to the Property, unless these insurance proceeds are reinvested accordingly within six (6) months after receipt of the corresponding funds (or these insurance proceeds are committed to be reinvested within the six (6) months following the insurance event and reinvested within six (6) months from receipt of funds) to repair such damages or defects to the Property. Such reinvestments require the Bank’s prior written consent (not to be unreasonably withheld) if the funds are used to repair defects other than those that led to the corresponding payment, or the amount of the insurance proceeds exceeds an amount of EUR 100,000. Any damages paid by third parties or payments under the insurance policies existing for the Property (in both cases if not exceeding EUR 50,000), shall be applied by the Borrower according to the standard of a sensible businessman (ordentlicher Kaufmann).

(c)	Section 8 Clause 5. sets out additional prepayment events with respect to financial covenants under this agreement.

5.	Prepayment Compensation (Vorfäolligkeitsentschädigung)

In the case of a prepayment (voluntary prepayment, mandatory prepayment, upon acceleration, or otherwise) or non-utilization of the A Loan or partial A Loan amount, the Borrower shall compensate the Bank for all resulting losses, damage, reasonable costs, and reasonable expenses (including the loss due to the refinancing, which the Bank incurs when obtaining or maintaining the Loans in accordance with the applicable mandatory rules under German law, particularly including the Bank’s liquidity costs, (the “Prepayment Compensation”) unless the prepayment or repayment is made at the end of an Interest Period.

6.	Prepayment Fee

If the A Loan is redeemed or repaid in whole or in part before the Final Maturity Date by voluntary prepayment, or mandatory prepayment (other than pursuant to Section 8 Clause 5.(a)(ii)), the following prepayment fee shall be paid to the Bank in addition to, and independent from the Prepayment Compensation (the “Prepayment Fee”):

Redemptions up to and including the months 0 to 12 after the Utilization Date:	1.00% of the redeemed/repaid A Loan amount

Redemptions up to and including the months 13 to 24 after the Utilization Date:	0.75% of the redeemed/repaid A Loan amount

Redemptions up to and including the months 25 to 36 after the Utilization Date:	0.50% of the redeemed/repaid A Loan amount

Thereafter:	Nil

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7.	Application of all prepayment amounts

All amounts to be prepaid and all payment to be made for the prepayment of any Loan pursuant to the provisions of this agreement must be applied in the following order:

(a)	firstly, in payment of any Prepayment Compensation for the B Loan;

(b)	secondly, in prepayment of the B Loan;

(c)	thirdly, if the B Loan has been repaid in full and any Prepayment Compensation for the B Loan has been paid, in payment of any Prepayment Compensation for the A Loan and any Prepayment Fee for the A Loan; and

(d)	fourthly, in prepayment of the A Loan.

Section 5

Conditions for Utilization

1.	Conditions Precedent

Condition precedent for the utilization of the Loans under this agreement is the presentation of each evidence and document listed below in the German or English language and in form and substance satisfactory to the Bank (together, the “Conditions Precedent”):

CP 1	Copy of this agreement duly signed by all parties;

CP 2	Copy of the duly signed Utilization Request;

CP 3	*Copies of the Security Documents (other than the Hedging Security and the Account Pledge, each as defined in Section 6 Clause 1. below) duly signed by all parties, and, if applicable, proof that the security to be created under these Security Documents has been created or confirmed with legal effect (including, but not limited to, any notices, registrations and declarations required for the perfection or confirmation of such security)

CP 4	*Copy of the Hedging Agreement duly signed by all parties;

CP 5	*Copy of the duly signed notary’s letter under which all funds for the acquisition of the Property are held to the order of the Bank and the other parties and stipulating, inter alia, the following conditions for the release of the funds by the notary:

(a)	receipt of the notarial confirmation (Notarisverklaaring) respect to the Property Lien; and

(b)	receipt of proof of registration of the Property Lien by:

(i)	electronic proof of entry from the register (Kadaster) with part and number (deel en number) of the registered Property Lien; or

(ii)	an electronic message from the register (Kadaster) containing the number of the entry in the register; or

(iii)	an excerpt (uittreksel) from the register;

CP 6	*Evidence that the Borrower has the Equity Amount available to complete the acquisition of the Property (which can be part of the notary’s letter);

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CP 7	*Evidence of the completion of the acquisition of the Property by the Borrower showing that all closing conditions under the SPA are satisfied (save for the condition to provide external funding to the Seller by way of the Loans to be granted under this agreement) and that the transfer of the ownership to the Property will be completed in accordance with the notary’s letter;

CP 8	*Legal opinions of a Luxembourg law firm instructed by the Borrower substantially in the form distributed to the Bank prior to signing this agreement on the relevant Group Companies’ capacity and due execution as well as the enforceability of the choice of law provisions and the jurisdiction clause under the laws of the Grand Duchy of Luxembourg regarding the US Share Pledge Agreements and the Subordination Agreements (as defined in Clause 1. of Section 6) to which they are party;

CP 9	*Legal opinions of a US law firm instructed by the Borrower substantially in the form distributed to the Bank prior to signing this agreement on the Borrower’s and all relevant Group Companies’ capacity and due execution under the laws of the state of Delaware, United States of America, in relation to each of the Finance Documents to which they are party;

CP 10	Copy of a corporate structure chart setting out the ownership of the Borrower, the other Group Companies before and after the completion of the SPA;

CP 11	Copy of the current constitutional corporate documents of the Borrower and all other Group Companies which are party to any of the Finance Documents;

CP 12	Copies of all other legally necessary corporate resolutions for and of the Borrower the other Group Companies, which are party to the Finance Documents, approving the terms of, and the transactions contemplated by, this agreement, the other Finance Documents, the Hedging Agreement, and the SPA, and resolving that each of them execute, deliver and perform these documents to which it is a party, and authorizing a specified person or persons to execute these documents to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with these documents to which it is a party (article III of the Borrower’s LLC agreement is sufficient with respect to the Borrower);

CP 13	Copies of all additional corporate documents and certificates referred to in the legal opinions to be delivered under CP 8 and CP 9 including without limitation, with respect the Borrower, a copy of a certificate from the secretary, manager or other authorized responsible person of such Borrower attaching and certifying:

(a)	a copy of the certificate of formation of the Borrower dated as of a recent date and certified by the Secretary of State of the State of Delaware;

(b)	a copy of the limited liability company agreement of the Borrower;

(c)	a copy of a good standing certificate with respect to the Borrower issued as of a recent date by the Secretary of State of the State of Delaware; and

(d)	a specimen signature of each person authorized to sign the Finance Documents on behalf of the Borrower;

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CP 14	Current official online extract from the land register for the Property showing, inter alia, that the Property is not encumbered or otherwise charged with rights for the benefit of third parties (inter alia security rights in favor of other lenders) , or, if so, evidence satisfactory to the Bank that such encumbrances / securities will be released or reassigned on the Utilization Date, or if encumbrances are agreed by the Bank in writing;

CP 15	Copies of current construction / building plans and descriptions for the Property, including a summary of the letting space (square and cubic meters);

CP 16	Certified copy of the SPA (certified by an authorized signatory of the Borrower) duly executed by all parties (with annexes as well as any supplements / amendment agreements thereto);

CP 17	Current equity fundraising overview (satisfactory to the Bank);

CP 18	*Evidence of both the existence of sufficient insurance cover for the Property and evidence of the payment of all insurance premia satisfactory to the Bank (by way of an insurance cover letter);

CP 19	Copy of the current master insurance agreement for the Property;

CP 20	Copies of the current master lease agreement and the other current lease agreements relating to the Property;

CP 21	Copies of all current property management agreements with the Property Manager;

CP 22	Copy of the current certified annual financial statements for the Borrower or, if these statements are not yet available, its opening balance;

CP 23	Copy of the current certified annual financial statements for the Borrower’s direct shareholder or, if these statements are not yet available, the opening balance;

CP 24	Copy of the current Rental Report (as defined in Section 7 Clause 3. of this agreement);

CP 25

(a)	Copies of all property due diligence reports made in connection with the SPA (including, but not limited to, the technical reports, environmental reports, and the legal due diligence report), in particular with no adverse findings as to existing contaminations, easements (Baulasten), contaminated sites (Altlasten) etc., and

(b)	the legal due diligence report together with a reliance letter addressed to, and capable of being relied upon by, the Bank;

CP 26	Copy of the tax memorandum prepared by Borrower’s counsel in connection with the SPA and this agreement together with a reliance letter addressed to, and capable of being relied upon by, the Bank;

CP 27	Sample signature sheet together with notarized copies of the personal identity card or passport of representatives of each of the Borrower, the other Group Companies, which are a party to the Finance Documents, and/or the Hedging Agreement;

CP 28	Properly completed and signed form concerning the economic beneficiaries according to Appendix 4 to this agreement; and

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CP 29	*Legal opinions of Pepper Hamilton LLP instructed by the Bank substantially in the form distributed to the Bank prior to signing this agreement.

2.	Closing Conditions Precedent

The Conditions Precedent marked with “*” are “Closing Conditions Precedent” and may be satisfied (simultaneously) on the Utilization Date, but not later than 13:00 pm (German time) on the Utilization Date provided that final versions of these Closing Conditions Precedent shall be agreed five (5) Business Days before the Utilization Date.

3.	Conditions Subsequent

Condition subsequent for the utilization of the Loans under this agreement is the presentation of each evidence and document within the time period listed below in the German or English language and in form and substance satisfactory to the Bank:

CS 1 – at the latest within 20 Business Days after the Utilization Date: Copies of the Account Pledge (which does not include the Cash Sweep Account and the Cash Reserve Account).

Section 6

Security

1.	Obligation to create Security

The Borrower shall at its own expense provide and create the security interests listed below in favor of the Bank (together the “Security Documents”):

(a)	First-ranking Dutch law mortgage in the amount of the principal amount of the Loans plus a lump-sum amount of 30% for interest, fees, and other costs on the Property together with all declarations or agreements, which are necessary for the immediate compulsory realization of the mortgage (the “Property Lien”) in accordance with the regulatory provisions of the European Capital Requirements Regulation (Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 646/2012) (the “CRR”) on credit risk mitigation techniques, and the German Covered Bonds Act (Pfandbriefgesetz – “PfandBG”) (in particular pursuant to § 18 PfandBG);

(b)	Disclosed and acknowledged first-ranking pledge of the Borrower’s existing and future rental claims (regarding master agreement and key money and rent deposits) in relation to the Property under a Dutch law pledge agreement;

(c)	Disclosed first-ranking pledge of the Accounts and any future accounts of the Borrower under a Dutch law pledge agreement (the “Account Pledge”);

(d)	Disclosed first-ranking security assignment of the Borrower’s insurance claims in relation to the Property which must be notified to the insurance companies under a English law assignment agreement;

(e)	Disclosed first-ranking pledge of the Borrower’s claims under material contracts in relation to the Property, including the SPA and future sale and purchase agreements, under a Dutch law security assignment agreement;

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(f)	Subordination of all present and future intra-group/shareholder loan debt of the Borrower to the Bank’s claims under or in connection with the Finance Documents under a German law subordination agreement;

(g)	Subordination of management fees of the Property Manager to the Bank’s claims under or in connection with the Finance Documents under a German law subordination agreement (the subordination agreements under paragraphs (f) and (g) together, the “Subordination Agreements”);

(h)	Pledge of all present and future shares in the Borrower under New York law governed pledge agreements (the “US Share Pledge Agreements”);

(i)	First-ranking pledge or security assignment over the Borrower’s claims under the Hedging Agreement under a security agreement governed by the same laws as the hedging claims (the “Hedging Security”). This Hedging Security must be provided in favor of the Bank without undue delay only if requested by the Bank following the Borrower’s default regarding any interest payments or other costs and fees agreed for the Loans, any breach of the financial covenants under Section 8 of this agreement, or the occurrence of an Event of Default; and

(j)	Duty of care agreement with the Property Manager governed by Dutch law.

2.	Security purpose / Secured Claims

The security created under the Security Documents and any other additional security in connection with this agreement for the benefit of the Bank are to secure all current and future, including contingent, time-limited, or statutory claims of the Bank against the Borrower under or in connection with the Finance Documents (each as in effect at any given time) as well as all agreements concluded in connection with the Finance Documents (including, but not limited to, supplemental agreements, loan term extension agreements, amendment agreements) (together, the “Secured Claims”). The Secured Claims include capital, interest, costs, fees, claims for damages or unjust enrichment (including interest and fees that accrue after the commencement by or against the Borrower or any affiliate thereof of any proceeding under any Debtor Relief Laws naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding). For the purposes of this agreement, the term “Debtor Relief Laws” means the US Debtor Relief Laws, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

3.	Additional security

The Bank may at any time, acting reasonably and taking into account the Borrower’s legitimate interests, demand that the Borrower provides at the Borrower’s cost and expense any additional security, filings or other documents over the Borrower’s assets which are or become necessary to ensure that the Loan, the Property Lien, and the Security Documents are eligible pursuant to all requirements of the CRR on credit risk mitigation techniques, and eligible for a covered bond refinancing (pfandbrieffähig) under the PfandBG, in particular pursuant to Section 18 PfandBG. For the avoidance of doubt, such security shall be limited to Borrower’s assets only and the Borrower shall not be obliged to procure that its shareholders or other persons increase its assets.

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Section 7

Information Undertakings

The Borrower undertakes:

1.	to provide the Bank, within six (6) months after the end of the respective fiscal year, the current audited annual financial statements of the Borrower and its direct shareholders. Signed management account are sufficient if audited annual financial statements are not yet available in the first year following the Utilization Date;

2.	to provide the Bank, without undue delay, all other financial information reasonably requested by the Bank in relation to the Borrower (including information regarding its financial strength);

3.	to provide the Bank a rental report regarding the Property satisfactory to the Bank not later than five (5) Business Days before each Interest Payment Date which must include at least information on: (a) up-to-date tenancy schedules containing names of tenants, let area, rent/lease amounts and terms, (b) unused and/or vacant spaces and rooms, (c) any outstanding rent/lease payments, including the reasons for any arrears in payment (to the best of the Borrower’s knowledge), (d) claimed or announced offset against rent/lease amounts and/or claimed or announced rent/lease reductions, including the reasons for the (announced) offset and/or rent/lease reduction, (e) service charges (each a “Rental Report”);

4.	to provide the Bank upon reasonable request with any other information regarding the rental situation, the business, tenants (in compliance with the lease agreements), and the operations relating to the Property;

5.	to provide a current corporate structure chart setting out the ownership of the Borrower and ARC Global II REIT without undue delay following the Bank’s reasonable request;

6.	to inform the Bank about material changes to the articles of associations of the Borrower, and provide a copy thereof, without undue delay after they are adopted;

7.	to inform the Bank, without undue delay, about changes of the asset management or property management agreement regarding the Property;

8.	to inform the Bank, without undue delay, if the master lease agreement for the Property is terminated or materially modified due to termination or in any other way (e.g., in the case of an insolvency event regarding a tenant) and to provide copies of these altered agreements to the Bank without undue delay;

9.	to inform the Bank without undue delay, if due insurance premiums were not paid in time, insurance coverage of the nature and scope required under this agreement no longer exists, or material changes to the insurance agreements occurred;

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10.	to inform the Bank, to the extent not prohibited by mandatory law, without undue delay after becoming aware thereof, about all business events and extraordinary business developments (including, but not limited to, business activities other than the acquisition, sale, owning, and management of the Property, and legal disputes of the Borrower where the amount in dispute or, as the case may be, litigation) which have or are likely to have a material adverse effect on the Borrower’s assets, liquidity, and earnings situation and thus negatively influence the Bank’s risk assessment regarding its claims under this agreement. An event has a “material adverse effect” when its quantifiable consequences result in damages exceeding EUR 100,000 per occurrence;

11.	to inform the Bank without undue delay about any Default or an Event of Default and about any circumstances which are likely to cause a mandatory prepayment event under this agreement;

12.	to provide the Bank, acting reasonably, upon first request with all other requested information related to the Loans and the Property; and

13.	at the Bank’s written request, to provide the information and submit the documents necessary to fulfill the requirements under § 18 of the KWG and the German Money Laundering Act (Geldwäschegesetz) (each as applied pursuant to the relevant orders of supervisory authorities).

14.	The parties to this agreement generally assume that the information undertakings will be satisfied with the information referred to above. The Bank, acting reasonably, retains the right, however, to demand all material information and documents in connection with the Loans, the Property, and the Borrower.

Section 8

Financial Covenants

1.	Loan to value ratio (LTV)

(a)	The Borrower shall maintain an LTV of no more than 75% in respect to the Property throughout the entire term of this agreement as long as the B Loan is outstanding (“LTV I”).

(b)	If and when the B Loan is repaid in full, the Borrower shall maintain an LTV of no more than 60% in respect to the Property throughout the entire term of this agreement (“LTV 2”).

2.	Calculation of the LTV / valuation reports

The following determinations apply to the calculation of the LTV and the preparation of valuation reports:

(a)	“LTV” means the percentage ratio between the outstanding amount of the Loans net of any balance on the Cash Sweep Account under this agreement and the latest fair market value of the Property as determined by the Bank on each Calculation Date.

(b)	The Bank will calculate the LTV on an annual basis on 5 July of each calendar year (each a “Calculation Date”).

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(c)	The Bank calculates the LTV according to paragraph (b) above and determines any breach of the LTV on the basis of the most recent annual valuation report addressed to the Bank and prepared by an experienced external valuer instructed by the Bank (or such other Qualifying Extraordinary Valuation Report prepared in accordance with the requirements of paragraph (e) below). For the purposes of the Loans under this agreement, the initial valuation was prepared by Marion Rahn, appraiser of JKT Immobilien GmbH, on 1 June 2015 and reviewed by Robert Busch, appraiser of the Bank, on 8 June 2015 (the “Initial Valuation Report”) with an LTV of 75% (net market value of the Property compared to the aggregate amount of the Loan facilities available under this agreement).

(d)	The Bank aims to offer that all subsequent revaluations prepared by the same person which/who prepared the Initial Valuation Report. However, the Bank may instruct a different valuer if the Bank is of the reasonable opinion that this valuer has become unsuitable and if the Bank informs the Borrower about the change of the valuer. All valuation updates shall be substantially based on the same instructions (in particular regarding the methodology) provided to the initial valuer and these instructions will be indicated in the respective valuation update. All valuation updates will be provided to the Borrower without undue delay by the Bank.

(e)	Without a negative impact on the LTV calculation the Bank may prepare a valuation report for the Property at its own cost and expenses at any time. Such extraordinary valuation report shall not serve as basis for the calculation of the LTV on the Calculation Date if it would have a negative impact, unless (i) the valuation report has been prepared subsequently after the occurrence of circumstances which are likely to have a material impact on the value of the Property and (ii) the Bank communicates this to the Borrower beforehand (any extraordinary valuation report complying with these two requirements will be considered a “Qualifying Extraordinary Valuation Report”).

(f)	The Bank bears the costs and expenses for the preparation of the Initial Valuation Report. The expenses and costs of all subsequent revaluations are borne by the Borrower (i) every third year after the date of this agreement, (ii) if it is a Qualifying Extraordinary Valuation Report, and (iii) if a Default or an Event of Default has occurred.

(g)	In connection with the preparation of a valuation report, the Borrower shall make all relevant materials and documents required for the preparation of such a valuation available to the Bank or the relevant third parties instructed by the Bank.

(h)	The Borrower shall grant access to the Bank, its employees and third parties instructed by the Bank, for the purposes of inspection of the Property (upon reasonable prior notice, during ordinary business hours and not in breach with the conditions of the lease agreement).

3.	Debt Yield

The Borrower shall maintain a Debt Yield of at least 9%, or, beginning from the second year after the Utilization Date, of at least 1 1% throughout the entire term of the Loans.

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4.	Calculation of the Debt Yield

The following determinations apply to the calculation of the Debt Yield:

(a)	“Debt Yield” means the percentage ratio between the outstanding amount of the Loans under this agreement and the Net Rental Income as determined by the Bank on each Interest Payment Date for the relevant Calculation Period.

(b)	“Net Rental Income” means the aggregate of all rental income achieved for the Property minus allocable and non-allocable operating costs/incidental costs (the latter either proven or in an amount of at least 15% of that rental income); and when calculating the Net Rental Income:

(i)	any future rent-free times and rent reductions must be taken into account as deductions, unless and insofar as there is a deposit on a bank account pledged in favor of the Bank and the amount is being used in lieu of Rental Income or a (in the reasonable opinion of the Bank) similar instrument covering the relevant periods, and

(ii)	any “break-up” rights that may exist in the master lease agreement are considered to have been exercised, unless the Borrower proves that the respective lessee is not going to exercise this right.

(c)	“Calculation Period” means the periods as of the relevant Interest Payment Date backwards looking for the preceding six (6) months and forward looking for the next six (6) months in advance, in each case based on the current Rental Report (as defined in Section 7 Clause 3. above) and the actual figures determined during the last Calculation Period.

5.	Legal consequences of a breach of the financial covenants

The following legal consequences apply to any breaches of the financial covenants under this agreement.

(a)	If the LTV 1 exceeds 75% or the LTV 2 exceeds 60% (as applicable), then the Borrower shall:

(i)	pay to the Bank the increased Margin in respect of the A Loan pursuant to paragraph (e) of Clause 2. of Section 3; and

(ii)	(partially) prepay the B Loan (and, if the B Loan has been repaid in full, the A Loan) on each Interest Payment Date (without Prepayment Compensation and any applicable Prepayment Fee) in an amount of the higher of

(A)	2% per annum of the original aggregate amount of the Loans in addition to the applicable Repayment Installments, or

(B)	such higher amortization rate that is necessary to remedy the breach of the LTV 1 by the Second B Loan Maturity Date at the latest or (if the B Loan has been repaid in full) to remedy the breach of the LTV 2 by the Second A Loan Maturity Date at the latest;

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in the cases of the above sub-paragraphs (i) and (ii), unless the Borrower has prepaid the respective Loan by a single payment in an amount required to comply with the relevant LTV within 15 Business Days after being notified by the Bank of the breach.

(b)	If the LTV 1 exceeds 78% or the LTV 2 exceeds 65% (as applicable), then the foregoing paragraph (a) does not apply and the Borrower shall (notwithstanding the Bank’s termination rights pursuant to Section 12):

(i)	pay the pro rata Prepayment Compensation (for the B Loan and, if the B Loan has been repaid in full, the A Loan) and any applicable Prepayment Fee (in relation to the A Loan only), and

(ii)	(partially) prepay the B Loan (and, if the B Loan has been repaid in full, the A Loan) in a single payment in an amount required to comply with the relevant LTV within 15 Business Days after being notified by the Bank of the breach, whereas prepayment cure payments are only permitted:

(A)	in relation to the LTV 1, four times until the Second A Loan Maturity Date; and

(B)	in relation to the LTV 2, five times until the Second A Loan Maturity Date.

(c)	If the Debt Yield is less than 11% beginning from the second year after the Utilization Date, the Borrower shall, subject to the following sentence of this paragraph:

(i)	(partially) prepay the B Loan (and, if the B Loan has been repaid in full, the A Loan) in a single payment in an amount required to comply with the Debt Yield within 15 Business Days after being notified by the Bank of the breach (including any amount standing to the Cash Sweep Account if and to the extent it has been actually applied in the prepayment under this paragraph; for the avoidance of doubt, any amount standing to the Cash Sweep Account will not be taken into account for the calculation of the required prepayment amount if it has not been actually applied in the prepayment under this paragraph), whereas prepayment cure payments are only permitted five times until the Second A Loan Maturity Date; and

(ii)	pay the pro rata Prepayment Compensation (for the B Loan and, if the B Loan has been repaid in full, the A Loan) and any applicable Prepayment Fee (in relation to the A Loan only).

The Borrower may, instead of making the (pre-)payments set out in above, agree to the occurrence of a Cash Sweep Event and it shall then comply with the terms of Section 11 with regard to the breach of the Debt Yield.

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(d)	If the Debt Yield is below 9%, then the foregoing paragraph (c) does not apply the Borrower shall (notwithstanding the Bank’s termination rights pursuant to Section 12):

(i)	(partially) prepay the B Loan (and, if the B Loan has been repaid in full, the A Loan) in a single payment in an amount required to comply with the Debt Yield within 15 Business Days after being notified by the Bank of the breach (including any amount standing to the Cash Sweep Account if and to the extent it has been actually applied in the prepayment under this paragraph; for the avoidance of doubt, any amount standing to the Cash Sweep Account will not be taken into account for the calculation of the required prepayment amount if it has not been actually applied in the prepayment under this paragraph), whereas prepayment cure payments are only permitted five times until the Second A Loan Maturity Date; and

(ii)	pay the pro rata Prepayment Compensation (for both the A Loan and the B Loan) and any applicable Prepayment Fee (in relation to the A Loan only).

Section 9

Representation and Warranties

The Borrower hereby represents and warrants the following to the Bank:

1.	It is a Delaware limited liability company duly organized and validly existing and in good standing under the applicable laws in the state of Delaware (United States of America).

2.	It has the power, authority and legal right to enter into, execute, perform and deliver, and has taken all necessary actions and has obtained all necessary approvals, consents and corporate authorizations which are required under laws and regulations applicable to it to authorize its entry into, execution, performance and delivery of, any of the Finance Documents and the Hedging Agreement.

3.	The entry into, execution and performance by the Borrower of any of the Finance Documents and any Hedging Agreement does not and will not materially conflict with laws or legal regulations applicable to the Borrower or agreements, documents, judgments, orders, licenses, permits or approvals that are legally binding upon the Borrower.

4.	The obligations expressed to be assumed by the Borrower under the Finance Documents and any Hedging Agreement are legal, valid, binding and enforceable obligations in accordance with their terms.

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5.	No insolvency proceedings or similar proceedings under United States law (including, without limitation, the federal laws of the United States, the laws of the State of Delaware and the laws of any state or other political sub-division of the United States). Dutch law or any other applicable jurisdiction has been opened or applied for and the filing of such an application is not impending. The Borrower is Solvent after giving effect to the initial Loans, the application of the proceeds of the Loans in accordance with the terms of this Agreement and the payment of all estimated legal, accounting and other fees related to this Agreement and the transactions contemplated by this Agreement. For the purposes of this Agreement, “Solvent” shall mean with respect to such person on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay such debts and liabilities as they mature and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital. In computing the amount of such contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

6.	The Property and the other circumstances set out in the preamble of this agreement are in all material respects completely and correctly described from a factual and legal perspective.

7.	All information and the Conditions Precedent, which the Borrower has delivered or provided to the Bank in connection with this agreement, are complete and correct and contain no untrue statements regarding material facts on the day they are delivered or provided. If those information and Conditions Precedent have been provided to the Bank directly from the Seller or its representatives and advisors, this shall only apply in all material respects.

8.	The Borrower has no financial indebtedness (including, but not limited to, shareholder loans) except for financial indebtedness under this agreement, any Hedging Agreement and subordinated debt under the Security Documents.

9.	The Property is not encumbered or otherwise charged with value-reducing rights for the benefit of third parties other than any security interests in connection with the Finance Documents other than as disclosed in Appendix 5.

10.	Except for the security to be provided under or in connection with this agreement and other than as disclosed in Appendix 5 and in the other Finance Documents, all rights and claims of the Borrower relating to Property are not pledged, assigned, transferred as security, or otherwise encumbered for the benefit of a third party.

11.	There are no court, arbitration, or administrative proceedings pending in court, initiated, or impending in respect to the Borrower or the Property (to the best of the Borrower’s knowledge which would have a material adverse effect in the sense of Section 7 no. 10).

12.	The Property is insured in accordance with the requirements of this agreement.

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13.	All lease agreements in relation to the Property are legally effective and valid, and they cannot be terminated contractually by the tenants prior to the end of the agreed terms (save for the termination of mandatory provisions of the applicable laws), and the Borrower is not aware of any circumstance which could enable any tenant to terminate any lease agreements for cause.

14.	The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying or extending credit for the purpose of purchasing or carrying margin stock (“Margin Stock”) within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) (“Regulations T, U, X”). None of the proceeds of the Loans or other extensions of credit under this agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock.

15.	Neither the Borrower nor any person controlling the Borrower is or is required to be registered as an “investment company” under the US Investment Company Act of 1940 of the United States (the “1940 Act”).

16.	The Borrower has filed or caused to be filed on a timely basis (and, where applicable, has been included in) all material tax returns, reports and statements (whether federal, state, local or otherwise) applicable to it in all jurisdictions in which such returns, reports and statements are required to be filed. All such tax returns are correct and complete in all material respects. The Borrower on a timely basis has paid all material taxes due whether or not shown on any tax return, together with applicable interest and penalties, except to the extent such taxes are contested in good faith by proper proceedings.

17.	There are no circumstances that constitute or would give rise to an Event of Default or Default or a mandatory prepayment event under this agreement.

Except for the representation listed under Number 14 the representations and warranties listed above are repeated by the Borrower at the Utilization Date and on each Interest Payment Date and are deemed to be issued as new on the corresponding day.

Section 10

General Undertakings

1.	The Borrower is not authorized to assign or transfer all or part of its rights, claims, and obligations under this agreement without the prior written consent of the Bank.

2.	The Borrower assures that the claims of the Bank under this agreement rank at least pari passu with all current and future payment obligations of the Borrower, unless a preferential treatment of other payment obligations is a mandatory result of statutory rules.

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3.	The Borrower will ensure that no funds used to pay the obligations under the Finance Documents are derived from any unlawful activity.

4.	The Borrower furthermore undertakes vis-à-vis the Bank:

(a)	Insurance

(i)	to insure the Property throughout the entire term of the Loans against all risks that can be insured customarily at the sliding re-instatement value (zum gleitenden Neuwert), particularly against fire, pipe water, storm damage, and terrorism;

(ii)	to ensure that insurance against damage from the elements (Elementarwertversicherung) and building liability insurance exists throughout the entire term of the Loans;

(iii)	to pay all insurance premiums in full when due;

(iv)	to comply with all provisions of the insurance policies;

(v)	not to terminate or materially change (except to improve the coverage) any insurance policy without the Bank’s prior written consent;

(vi)	to notify the Bank and the insurers without undue delay about any material increase or any material change of the insured risk;

(vii)	to ensure that the Bank is named as a co-insured first loss payee under each of the Insurances (other than public liability and third party liability insurances) but without liability on the part of the Bank for any premium in relation to those insurances;

(viii)	to provide the Bank at least once a year and any time after the Bank’s request within ten (10) Business Days with copies of the insurance contracts/ policies and the insurance cover notes or the insurance confirmations for the Property as well as proof that (A) the Bank is registered as co-insured first loss payee with the insurance company (except for the legal third party liability insurance) and thus will decide about the use of the insurance proceeds, and (B) that no payment arrears exist in respect to the insurance premia;

(ix)	if the Borrower fails to comply with any of the provisions stated in this Section 10 Clause 3.(a)(Insurance), the Borrower herewith irrevocably authorizes and empowers the Bank to act in its own name or in the name and on behalf of the Borrower to do all acts and take any steps it deems necessary (acting reasonably) to achieve the insurance of the Property as agreed in this Section 10 Clause 3.(a)(Insurance);

(b)	not to engage in any business other than the acquisition, sale, owning and managing of the Property;

(c)	not to encumber, or subsist any encumbrances in relation to the Property with any rights for the benefit of third parties other than as disclosed in Appendix 5, and not to enter into any obligation to make such encumbrances without the Bank’s prior written consent;

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(d)	not to incur or permit to be outstanding any financial indebtedness (including, but not limited to, shareholder loans) except for subordinated debt under the Security Documents;

(e)	not to be the creditor in respect of any loan or any form of credit to any person other than by way of subordinated debt under the Security Documents and not to give and allow any outstanding guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents;

(f)	not to terminate, cancel, or materially modify the master lease agreements (representing more than 20 per cent of the aggregate current rental income of the Property) existing for the Property without the Bank’s prior written consent which shall not be unreasonably withheld;

(g)	to warrant the use and maintenance of the Property within its ordinary course of business in accordance with the existing master lease agreements and to ensure, respectively, monitor the proper use of the Property;

(h)	to perform all reasonable preservation and maintenance measures to keep the Property in good structural condition comparable (considering regular wear and tear) to the condition as at the time this agreement was concluded;

(i)	not to agree or accept any rent prepayments from any tenant without the Bank’s prior written consent;

(j)	to maintain and administer the Accounts in accordance with the provisions of this agreement;

(k)	to comply in all respects with all laws, to which it may be subject, if failure so to comply would impair its ability to perform its obligations under the Finance Documents and any Hedging Agreement;

(l)	to ensure that all authorizations, permissions, consents and/or approvals which are necessary for the Borrower to be a party to the Finance Documents and any Hedging Agreement, and all statutory requirements as are necessary to enable it to perform its obligations under the Finance Documents and any Hedging Agreement and in connection with the management, use and occupation of the Property are duly obtained and maintained in full force and effect or, as the case may be, complied with; and

(m)	if documents to be provided to the Bank on a regular basis pursuant to the provisions of this agreement (other than land registry excerpts or similar official documents) are not written in the German or the English language, to provide the Bank upon request (if documents are not provided upon a regular basis but upon an additional request of the Bank: upon reasonable request) with the copy of a German-language translation by a renowned translator. The Borrower shall bear the costs for this.

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Section 11

Accounts / Cash Sweep

1.	Accounts

The Borrower must maintain exclusively the following accounts in the name of the Borrower:

(a)	a rent account designated the “Rent Account”;

(b)	a deposit account designated the “Cash Reserve Account” to be established after five years following the Utilization Date which must be used for capital expenditure, tenant incentives & fit outs, etc. and which must be pledged in favor of the Bank on terms acceptable to the Bank;

(c)	a deposit account with the Bank designated the “Cash Sweep Account” which has to be opened with the Bank at the latest on the First B Loan Maturity Date and pledged in favor of the Bank; and

(d)	a current account designated the “General Account”

(the Rent Account, the Cash Reserve Account, the Cash Sweep Account and the General Account are together referred to as the “Accounts”).

2.	Rent Account

The Borrower undertakes to ensure that all rental income from the Property, including payments of ancillary costs from the tenants as well as any other receivables, are exclusively paid into the Rent Account.

3.	Cash Reserve Account

(a)	Beginning from 30 September 2020, the Borrower shall, on each Interest Payment Date, pay 20% of its free cash flow into the Cash Reserve Account and shall ensure that at least the (minimum) amounts set out in the following table are standing to the credit of the Cash Reserve Account on the dates specified in the following table:

Date	minimum cash reserve amount:
30 December 2021	EUR 600,000
30 December 2022	EUR 1,200,000
30 December 2023	EUR 1,800,000
30 December 2024	FUR 2,400,000
Second A Loan Maturity Date	EUR 3,000,000

(b)	The Borrower may use this amount standing to the credit of the Cash Reserve Account for capital expenditure, tenant incentives & fit outs if these dispositions are made in compliance with the master lease agreements for the Property and with the prior consent of the Bank.

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4.	Cash Sweep

(a)	A cash sweep event (each a “Cash Sweep Event”) has occurred if:

(i)	the B Loan is not repaid in full within one (1) year after the Utilization Date;

(ii)	in the case of a Debt Yield breach, the Borrower agrees thereto pursuant to Section 8 Clause 5. (Legal consequence of a breach of the financial covenants) paragraph (c).

(b)	If and as long as a Cash Sweep Event is outstanding, the Borrower must disburse the credit balance standing on the Rent Account and on the General Account in the following order of payments:

(i)	firstly, to settle the expenses necessary for the operation and maintenance of the Property (including costs and expenses which are necessary to preserve the value of the Property), excluding any capital expenditures, but including taxes as well as any other public duties due with respect to the Property plus property management fees in an amount of 2% of the annual aggregate rent;

(ii)	secondly, in payment to the Bank regarding any fees and Interest due but unpaid under the Finance Documents;

(iii)	thirdly, in payment of periodical payments under a Hedging Agreement (excluding payments for the termination of a Hedging Agreement); and

(iv)	fourthly, the remaining surplus to the Cash Sweep Account.

(c)	On each Interest Payment Date, the Bank may apply all sums standing to the credit of the Cash Sweep Account in prepayment of the Loans pursuant to the terms of this agreement, specifically pursuant to Clause 7 of Section 4.

(d)	The Bank shall release any sums standing to the credit of the Cash Sweep Account to the Rent Account if and when the Cash Sweep Event ceases to exist and no other Cash Sweep Event or any Event of Default has occurred and is outstanding.

5.	General Account

On each Interest Payment Date, after having satisfied any applicable payment obligations pursuant to the foregoing Clauses of this Section 11, the Borrower may pay the balance standing to the credit of the Rent Account to the General Account and dispose of them and distribute them to its shareholders if no Event of Default is outstanding and such disposals and distributions do not violate the other provisions of this agreement and the other Finance Documents.

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Section 12

Events of Default / Termination

1.	The Bank has the right to terminate the Loans and to cancel all its commitments under this agreement for important cause (aus wichtigem Grund) (each an “Event of Default”) in full or in part for immediate repayment.

2.	Each of following circumstances constitutes an Event of Default (without limitation thereto):

(a)	if the Loans are not used for the stated purpose, or if no proof of proper use of the Loans can be provided upon the Bank’s request;

(b)	if the Borrower is in default with the interest payments or other costs and fees agreed for the Loans for more than 15 Business Days and if the Borrower does not pay all outstanding amounts in full within additional ten (10) Business Days after the Bank’s request;

(c)	if the LTV 1 exceeds 78% or the LTV 2 exceeds 65% (as applicable) and/or the Debt Yield is below 9% and/or the Borrower does not comply with its obligations set out in Section 8 Clause 5. (Legal consequences of a breach of the financial covenants) of this agreement;

(d)	if the Borrower is in breach of (i) a material contractual obligation under this agreement (particularly the undertakings and obligations under Section 6, Section 7 and Section 10 of this agreement), (ii) an obligation under the Security Documents, (iii) any Hedging Agreement, or (iv) any of the Finance Documents, unless this breach is discontinued or remedied (if capable of being remedied) within a period of 15 Business Days;

(e)	if at least one of the representations and warranties to be issued under Section 10 or under the Security Documents is incorrect in a material way on the day on which that representation is made or deemed to be made, unless this breach (if capable of being remedied) is remedied within a period of 15 Business Days of the earlier of (i) the Bank giving notice of the misrepresentation of the Borrower and (ii) the Borrower becoming aware of the misrepresentation;

(f)	if any of the information provided by the Borrower in connection with the Finance Documents or if at least one of the Conditions Precedent turns out to be incorrect or incomplete in a material way, unless this breach (if capable of being remedied) is remedied within a period of 15 Business Days;

(g)	if a Security Document fails to create security in the Bank’s favor in accordance with the provisions of this agreement or the corresponding priority that the Security is supposed to have, and, if capable of being remedied, the Borrower does not remedy this within 15 Business Days after the Bank’s request;

(h)	if the Borrower encumbers the Property without the Bank’s consent or enters into an obligation for such an encumbrance;

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(i)	if the Borrower terminates the master lease agreement existing for the Property in whole or in part itself in violation of Section 10 Clause 4.(f) or is responsible for the termination by the tenant, unless the Bank gives its consent to a substitute tenant. The Bank will give its consent if (i) the new tenant has comparable creditworthiness, (ii) the lease term is not shorter than the lease term of the existing master lease agreement and the Debt Yield covenant under this agreement would be complied with under the new lease agreement, and (iii) no Default is likely to occur as a consequence of the change of the lease agreement and the change in tenant;

(j)	if any other person which is a party to any Subordination Agreement (other than the Bank) makes any enforcement action which is not permitted under the relevant Subordination Agreement;

(k)

(i)	if the Borrower is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law and has lost its creditworthiness, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness (other than US Debtor Relief Laws), or

(ii)	if the Borrower is subject to bankruptcy, insolvency, suspension of payments, moratorium of any indebtedness, controlled management, winding-up, dissolution, composition, compromise, assignment or arrangement with any creditor, judicial winding-up, or similar proceedings (other than US Debtor Relief Laws), unless applied for in bad faith (missbräuchlich) and not dismissed within 20 Business Days;

(l)	if any forced sale, administration proceedings, writ or warrant of attachment or execution or similar process or enforcement proceedings or compulsory execution measures have been initiated (other than those referred to in Section 4 Clause 4 (Mandatory prepayment)) with respect to the Property and/or assets related thereto, and are not dismissed released, vacated or fully bonded within 20 Business Days (provided, that the Borrower hereby expressly authorizes Bank to appear in any court conducting any relevant proceeding during such 20 Business Day period to preserve, protect and defend their rights under the Finance Documents);

(m)	if the Borrower does not keep the Property insured in accordance with the requirements of this agreement or it does not, upon reasonable request of the Bank, provide any insurance information in accordance with the provisions of this agreement;

(n)	if the Borrower loses its legal capacity and thus the ability to continue the business and to fulfill its obligations under any of the Finance Documents, or any Hedging Agreement; and

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(o)	if it is unlawful or becomes unlawful for the Borrower to fulfill its obligations under this agreement or any other Finance Document, or any Hedging Agreement.

3.	If the Loans become due and repayable prematurely because of a termination by the Bank for an Event of Default, the Borrower shall compensate the Bank for all losses, damage, costs, and expenses, including the loss due to the refinancing, which the Bank incurs when obtaining or maintaining the Loans.

Section 13

Tax-Gross-Up and Indemnities

1.	In this agreement, “Tax Deduction” means a deduction or withholding for or on account of any taxes or fees from a payment under a Finance Document, other than a FATCA Deduction.

2.	All payments to be made by the Borrower must be made without any Tax Deduction (unless the Borrower would be required by law to make a Tax Deduction).

3.	If the Borrower is required by law to make a Tax Deduction, the Borrower shall:

(a)	make that Tax Deductions on its respective due date and provide a copy of the original invoice issued by the relevant public authority or a certified copy thereof to the Bank no later than 30 calendar days after that payment, which documents the payment of all amounts, which are to be deducted or withheld, to that public authority;

(b)	indemnify the Bank and keep it harmless in respect of any Tax Deduction, and

(c)	make additional payments to the Bank in an amount that may be necessary so that the net amount remaining after such deduction or withholding corresponds to the due and payable amount.

The indemnification obligation pursuant to paragraph (b) and (c) does not exist in relation to a FATCA Deduction required to be made by a party to this agreement or in respect to corporate income tax or income tax imposed at the registered seat of the Bank or of the agent paying out the loan. In the case of a tax refund in cases of paragraph (b) and (c) above by the relevant tax authority, the Bank will forward the refund amount to the Borrower. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other person.

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4.	The aforementioned duty of the Borrower to reimburse and indemnify the Bank does not apply if and to the extent the taxes apply due to circumstances caused by the Bank willfully (vorsätzlich) or with gross negligence (grobe Fahrlässigkeit).

5.	To the extent possible and reasonable, the Bank will cooperate in order to avoid any of the aforementioned tax or fee burden on the Borrower’s payments. The Borrower shall bear any costs for this.

Section 14

FATCA

1.	Definitions

“Code” means the US Internal Revenue Code of 1986.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a party to this agreement that is entitled to receive payments free from any FATCA Deduction.

“US Tax Obligor” means the Borrower if it is resident for tax purposes in the US.

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2.	FATCA information

(a)	Subject to paragraph (c) below, each party to this agreement shall, within ten (10) Business Days of a reasonable request by another party to this agreement:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA; and

(iii)	supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a party to this agreement confirms to another party to this agreement pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)	Paragraph (a) above does not oblige the Bank and its permitted successors, transferees, and assignees to do anything, and paragraph (a)(iii) above does not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a party to this agreement fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(e)	the Borrower is a US Tax Obligor or the Bank reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each lender pursuant to this agreement shall, within ten (10) Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant lender is the Bank, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a transfer date and the relevant lender is a new lender, the relevant transfer date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

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(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Bank,

supply to the Borrower:

(A)	a withholding certificate on Form W-8. Form W-9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Bank may require to certify or establish the status of such lender under FATCA or that other law or regulation.

(f)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Bank by a new lender pursuant to paragraph (c) above is or becomes materially inaccurate or incomplete, that lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Bank unless it is unlawful for the new lender to do so (in which case the new lender shall promptly notify the Bank). The Bank shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(g)	The Bank may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a new lender pursuant to paragraph (e) or (f) above without further verification. The Bank is not be liable for any action taken by it under or in connection with paragraphs (e) or (f) above.

3.	FATCA Deduction

(a)	Each party to this agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party is required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each party to this agreement shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to this agreement to whom it is making the payment and, in addition (if applicable), shall notify the Borrower, and the Bank shall notify the other finance parties under this agreement.

Section 15

Assignment/Transfer of the Credit

Risk/Disclosure of Information

1.

(a)	The transfer of the economic risk of granting the Loans is a material factor in the structuring of the contractual conditions. The Bank therefore has the right to transfer all or part of the economic risk of granting the Loans to third parties for purposes of refinancing, relieving its equity, risk diversification, or any other reasons; this may be effected e.g. through credit derivatives, pledges, assignment of the credit receivable (together with any security), or through credit sub-participations, and credit receivables (together with any related security) may particularly also be assigned or pledged in this context. The Bank may furthermore transfer all or part of the economic risk of granting the credit in an anonymised form to a third party (e.g., in connection with asset-backed securities transactions).

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(b)	The Bank, acting for these purposes solely as a non-fiduciary agent of the Borrower, shall maintain a register (the “Register”) for the recordation of, and shall record, the names and addresses of any lender and the respective amounts of the economic interests in the Loans of each lender to the Borrower from time to time. The Bank shall update the Register to reflect any assignments or transfers of economic interests made pursuant to Clause 1.(a) of this Section 15 of the agreement and, notwithstanding anything else in this agreement, such assignments or transfers are not effective for purposes of this agreement until reflected in the Register. The Bank shall not be obligated to disclose all or any portion of the Register to any person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Absent manifest error, the entries in the Register shall be conclusive and binding for all purposes and the Borrower, the Bank and the lenders shall treat each person whose name is recorded in the Register as lender hereunder for all purposes of this Agreement.

2.	For the purposes of this Section 15, a third party may not be a competitor of ARC GT II or a hedge fund and not an individual, however, none of the foregoing restrictions applies if an Event of Default has occurred which is outstanding.

3.	The Bank is not permitted to establish any new duties of the Borrower vis-à-vis third parties through dispositions of the aforementioned kind and no costs, fees, tax indemnities, or expenses must be borne by the Borrower as a result of the transfer mentioned above.

4.	The Bank may disclose all information reasonably required for the transfer of the economic risk to the third party and to those persons that have to be involved in the implementation of the transfer due to technical or legal reasons, e.g. rating agencies or certified public auditors. Insofar, the Borrower also releases the Bank from its banking secrecy obligation (Bankgeheimnis).

5.	The Bank will obligate the third party as well as any other persons mentioned above as recipients of the transferred information under a confidentiality agreement to keep all customer-related data and assessments confidential, of which that third party became aware in connection with the transfer of the credit risk. However, if and to the extent the Bank transfer any rights to the German Bundesbank or the European Central Bank, such banks arc not restricted with respect to the enforcement of the transferred rights; the German Bundesbank or the European Central Bank may further transfer its rights and interests to another third party and disclose all information received in this regard.

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Section 16
Notices

1.	The Bank’s address for all notices under this agreement is:

Deutsche Postbank AG

Attn. Ms. Astrid A. Wagner

Friedrich-Ebert-Allee 114 - 126

53113 Bonn

Email: astrid-a.wagner@postbank.de

Tel. no.: 0228 920 24535

Fax. no.: 0228 920 24509

2.	The Borrower’s address for all notices under this Agreement is:

c/o Moor Park Capital Partners LLP

Address: 37-38 Margaret Street, 2nd floor, W1G 0JF London

Tel: +44 (0)203 0111 581

Fax: +44 (0)20 3011 1573

Attn.: Mr Graydon Butler

Email: graydon.butler@moorparkcapital.com

C/C to American Realty Capital

Address: 405 Park Ave, 14th Floor | New York, NY 10022 | (877) 373-2522 |

T: (646) 381-0604

Fax: (212) 421-5799

Attn.: Mr Michael Ead

Email: MEad@nyrt.com

Section 17
Information under the German Mon-
ey Laundering Act
(Geldwäschegesetz – “GwG”)

1.	The Bank is legally obliged to obtain and document in writing the information listed below. The borrower is legally obliged to cooperate (Section 4(6) GwG).

2.	Unless otherwise specified with a tick below, the borrower is acting in its own economic interest.

☐ This agreement is concluded at the instigation of a third party. The completed form “Beneficial Owner Declaration” is attached to this agreement as Appendix 4.

☒ The Borrower is a company, association, authority, foundation, institution/body or similar. The completed form “Beneficial Owner Declaration” is attached in Appendix 4.

(The Borrower should tick those options that apply to it.)

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3.	If one or more of the above boxes are ticked, the Borrower is obliged – prior to utilization of the Loans – to submit to the Bank the form “Beneficial Owner Declaration” duly completed and bearing a legally binding signature, together with all documentary evidence stipulated therein. The form is attached to this agreement as Appendix 4.

4.	The Borrower is legally obliged to advise the Bank without undue delay of any changes arising in the obligatory information provided to the Bank during the course of the business relationship (Section 4(6) GwG).

5.	Notwithstanding the Borrower’s legal obligations, it is also obliged under this agreement to:

(a)	advise the Bank without undue delay upon becoming aware of any changes arising in the obligatory information provided to the Bank during the course of the business relationship, and

(b)	to make available without undue delay at the Bank’s request, permissible at any time, all other details, documents and information which the Bank deems necessary for compliance with its obligations under the applicable laws and regulations on the combating of money laundering, the financing of terrorism or similar provisions under any legal system relevant to the Bank, but particularly under the GwG.

Section 18

Final Provisions

1.	If any of the provisions of this agreement is or becomes invalid, unenforceable or impractical in whole or in part, the validity of the other provisions hereof is not affected. In that case the invalid, unenforceable or impractical provision is deemed to be replaced by such valid, enforceable or practical provision or arrangement, which corresponds as closely as possible to the invalid, unenforceable or impractical provision and to the parties’ economic aims pursued by and reflected in this agreement. This applies accordingly, if it should turn out subsequently that this agreement contains any gaps in respect to a provision which it needs to contain in order to achieve the economic purpose as expressed herein (planwidrige Regelungslücke).

2.	Changes and amendments to this agreement require the written form. This does also apply to any waiver or modification of this written-form clause.

3.	Furthermore, the Bank’s Additional Terms and Conditions for Loans, which arc attached as Appendix 2, and the Bank’s General Terms and Conditions of Business, which are attached as Appendix 3, apply as supplementing terms and form integral parts of this agreement. In case of discrepancies, the provisions of this agreement prevail.

4.	This agreement may be concluded by transmitting the signature page by fax or PDF file. Each party, which has transmitted its signature page by fax or PDF file, is required to send a fully signed and initialized original copy to the respective other party for evidence and confirmation purposes.

5.	To the extent permitted by law, the courts in Bonn, Germany, have exclusive jurisdiction for all legal disputes arising from or in connection with this agreement. The Bank furthermore has the right to assert its rights also before any other court of competent jurisdiction.

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6.	This agreement is governed by the laws of the Federal Republic of Germany.

***

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Signatures – Term Loan Facilities Agreement

Signed in the name and on behalf of the Borrower:

ARC INGAMNE001, LLC

/s/ Jesse C. Galloway
Name:	Jesse C. Galloway	Name:
Title:	Authorized Signatory	Title:

Legitimation

......................................................

......................................................

......................................................
Legitimation geprüft und für die Richtigkeit der Unterschrift(en):

Signed in the name and on behalf of the Bank:

Deutsche Postbank AG

Name:	Name:

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Appendix 1

Form of Utilization Request

From: ARC INGAMNE001, LLC

To: Deutsche Postbank AG

Dated:

Dear Sirs,

Utilization Request – term loan facilities agreement relating to the real estate property Haarlerbergpark, 13-23, Amsterdam Zuidoost, Netherlands dated June 23 2015 (the “Agreement”)

We refer to the Agreement. This is the Utilization Request. Terms defined in the Agreement have the same meaning in this Utilization Request unless given a different meaning in this Utilization Request.

We wish to borrow the Loans pursuant to the terms of the Agreement on 30 June 2015 (proposed Utilization Date).

The Loans are to be made to partially finance the acquisition cost for the Property.

We confirm that each representation and warranty under the Agreement is true and correct as at the date of this Utilization Request as if made by reference to the facts and circumstances existing on the date of this Utilization Request.

This Utilization Request is irrevocable.

Sincerely,

ARC INGAMNE001, LLC

by:	/s/ Jesse C. Galloway
Name:	Jesse C. Galloway
Title:	Authorized Signatory

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Appendix 2

Additional Terms and Conditions for Loans (Weitere Darlehensbedingungen)

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# Weitere Darlehensbedingungen der Deutsche Postbank AG (nachfolgend Postbank genannt)

## 1. Zahlungen

Alle Zahlungen sind bei Fälligkeit kostenfrei an die Postbank zu leisten.

Die Postbank ist berechtigt, die Zahlungen nach eigenem Ermessen auf die geschuldeten Leistungen zu verrechnen. Die schuldbefreiende Wirkung tritt mit Eingang der Zahlung bei der Postbank ein.

## 2. Gesamtschuldner

Ist Darlehensnehmer eine Personenmehrheit, haftet jede Person als Gesamtschuldner.

## 3. Vorausverfügungen

Der Darlehensnehmer darf ohne schriftliche Zustimmung der Postbank keine Vereinbarung mit den Mietern treffen, in der eine Vorauszahlung von Miete bzw. von Mieterdarlehen, deren Vorausverrechnung oder Einbehaltung vorgesehen ist.

## 4. Besicherung / Löschung der Grundpfandrechte

Der Anspruch auf Rückgewähr der vorstehenden Grundschuld(en) wird beschränkt auf den Löschungsanspruch, es sei denn, im Zeitpunkt der Rückgewähr hat das Eigentum an dem Grundstück durch Zuschlag in der Zwangsversteigerung gewechselt. Die Kosten für teilweise Freigaben der Grundschulden trägt der Darlehensnehmer. Im Falle der Zwangsversteigerung ist die Postbank nicht verpflichtet, die über ihre persönlichen Forderungen hinausgehenden Grundschuldteile geltend zu machen; sie kann auf den entsprechenden Erlösanteil verzichten.

Übernimmt bei einem Wechsel im Eigentum der Erwerber die Darlehensschuld mit Zustimmung der Postbank, ist diese befugt, soweit ihr nichts anderes nachgewiesen wird, dem Erwerber eine Löschungsbewilligung zu erteilen und einen etwaigen Überschuss aus der Verwertung der Grundschuld(en) an ihn auszukehren.

Werden später Grundstücke erworben oder nicht haftende Grundstücke bebaut und stellen diese eine wirtschaftliche Ergänzung des verpfändeten Grundbesitzes oder der darauf errichteten Anlagen dar, ist der Darlehensnehmer verpflichtet, der Postbank durch Mitverhaftung mittels Zuschreibung als Bestandteil (§ 890 Abs. 2 BGB) oder Nachverpfändung an diesen Grundstücken die gleichen Rechte wie an den bereits verhafteten Grundstücken zu verschaffen.

Der Darlehensnehmer wird das der Postbank haftende Zubehör frei von Rechten Dritter halten bzw. bei Neuanschaffung hiervon freimachen und dieses nur im Rahmen ordnungsgemäßer Bewirtschaftung vom Pfandobjekt entfernen. Auf Wunsch wird der Darlehensnehmer der Postbank entsprechende Angaben machen.

Die Bestellung von Baulasten, die die Rechte der Postbank schmälern können, bedarf der vorherigen Zustimmung der Postbank.

## 5. Kündigung des Darlehensvertrages

5.1 Ordentliches Kündigungsrecht

Das ordentliche Kündigungsrecht ist ausgeschlossen. Der Darlehensnehmer kann den Darlehensvertrag unter Einhaltung einer Frist von einem Monat zum Ablauf der jeweils vereinbarten Zinsbindungsfrist schriftlich kündigen.

5.2 Kündigung aus wichtigem Grund durch die Postbank

Die Postbank kann aus wichtigem Grund den Darlehensvertrag zur sofortigen Rückzahlung ganz oder teilweise kündigen.

Ein wichtiger Grund liegt insbesondere dann vor, wenn

a) der Postbank geschuldete Beträge nicht binnen 2 Wochen nach Fälligkeit gezahlt werden;

b) der Darlehensnehmer gegen die sonstigen ihm in diesem Darlehensvertrag auferlegten Pflichten verstößt;

c) das Eigentum an dem belasteten Grundbesitz ganz oder teilweise aufgegeben oder ohne Zustimmung der Postbank ganz oder teilweise veräußert oder geteilt wird;

d) die durch den Darlehensnehmer an die Postbank abgetretenen Rechte und Ansprüche, insbesondere aus den Mietverträgen nachträglich bestritten oder Einwendungen und Einreden gegen sie erhoben oder sie in sonstiger Weise beeinträchtigt werden (z. B. durch Kündigung der Mietverträge);

e) vom Darlehensnehmer nicht binnen 2 Monaten nach besonderer Aufforderung durch die Postbank der Nachweis dafür erbracht wird, dass die wiederkehrenden Leistungen für das Grundstück, insbesondere Steuern sowie die sonstigen auf dem Objekt ruhenden öffentlichen Abgaben und Lasten (§ 10, Abs. 1 Nr. 3 ZVG) sowie die Versicherungsprämien gezahlt sind;

f) zwischen dem Darlehensnehmer und den Mietern oder dem Mitverpflichteten Vereinbarungen ohne Zustimmung der Postbank getroffen werden, welche nach Ansicht der Postbank die ordnungsgemäße Rückzahlung des Darlehens gefährden können;

g) sich nach Erteilung der Darlehenszusage wesentliche Unrichtigkeiten in den Angaben des Darlehensnehmers, Mitverpflichteten oder in den beigebrachten Unterlagen herausstellen oder wenn sich der Wert des Pfandobjektes oder der sonstigen Sicherheiten so vermindert, dass eine den ursprünglichen Vereinbarungen entsprechende Sicherheit nicht mehr besteht;

h) zur Sicherheit des Darlehens abgetretene Grundpfandrecht(e) nicht den in diesem Vertrag bestimmten Rang einnimmt/einnehmen oder wenn die Rechtsgültigkeit oder der Rang des/der Grundpfandrechte(s) bestritten werden;

i) das Pfandobjekt ohne Zustimmung der Postbank zu anderen als den zur Zeit der Darlehenszusage gegebenen Zwecken diente bzw. dient;

j) eine Zwangsvollstreckung in das Vermögen des Darlehensnehmers und/oder der Mieter und/oder des Mitverpflichteten erfolgt, die Eröffnung des Insolvenzverfahrens über das Vermögen des Darlehensnehmers und/oder Mieter und/oder Mitverpflichteten beantragt wird, eine erhebliche Gefährdung der Vermögensverhältnisse des Darlehensnehmers und/oder Mieter und/oder des Mitverpflichteten eintritt oder Mieter ihre Zahlungen einstellen;

k) Umstände eintreten, durch die die Rückzahlung des Darlehens

925 300 000 07.11

8

gefährdet ist.

l) der Darlehensnehmer und gegebenenfalls der Mitverpflichtete nicht innerhalb der in Ziffer 12 genannten Frist die dort aufgeführten Unterlagen zur Prüfung ihrer wirtschaftlichen Verhältnisse vorlegt und seine Verpflichtung auch nicht innerhalb einer von der Postbank gesetzten Nachfrist erfüllt.

Bei Gesamtschuldnern gelten diese Regelungen auch dann, wenn eines der vorstehenden Ereignisse auch nur in der Person eines Gesamtschuldners eintritt.

Im Falle der Kündigung kann die Postbank eine Entschädigung in Höhe des Schadens, insbesondere auch des Wiederanlageschadens, verlangen, der ihr infolge der Kündigung für die Zeit von der Fälligkeit bis zum Ende der jeweils vereinbarten Festzinsperiode entsteht; die Entschädigung beträgt für entgangenen Gewinn mindestens 0,5 % p.a. des gekündigten Darlehensbetrages für die Zeit während der das Darlehen nach den Vereinbarungen unkündbar gewesen wäre. Die Postbank behält sich die Geltendmachung eines höheren Schadens vor. Dem Darlehensnehmer ist der Nachweis vorbehalten, ein Schaden sei überhaupt nicht entstanden oder wesentlich niedriger, als die Pauschale.

## 6. Fortbestand des Kündigungsrechtes aus wichtigem Grund

Das Recht zur Kündigung aus wichtigem Grund besteht bei Fortdauer des zur Kündigung berechtigenden Zustandes im Falle der Nichtausübung solange fort, bis die Postbank ausdrücklich darauf verzichtet hat. Der Verzicht steht der Ausübung des Kündigungsrechtes bei Eintritt eines neuen derartigen Falles nicht entgegen.

## 7. Nichtabnahmeentschädigung

Erfüllt der Darlehensnehmer seine Verpflichtungen aus dem Darlehensvertrag zur Schaffung der Auszahlungsvoraussetzungen und zur Darlehensabnahme nicht, ist die Postbank berechtigt, die Darlehensauszahlung zu verweigern und Schadensersatz wegen Nichterfüllung zu verlangen. Bevor die Bank die Auszahlung verweigert und Schadensersatz wegen Nichterfüllung verlangt, wird sie den Darlehensnehmer mahnen und ihm eine Nachfrist mit Ablehnungsandrohung setzen.

Einer Mahnung und/oder einer Nachfrist bedarf es nicht, wenn der Darlehensnehmer ernsthaft und endgültig erklärt, das Darlehen nicht mehr abnehmen zu wollen oder in sonstiger Weise offenkundig ist, dass die für die Darlehensabnahme notwendigen Voraussetzungen nicht mehr geschaffen werden.

Die Postbank kann ferner die Darlehensauszahlung endgültig verweigern, wenn ein Grund eintritt oder der Postbank bekannt wird, welcher sie nach diesen Darlehensbedingungen zur Kündigung der Darlehen berechtigen würde.

Unterbleibt die Darlehenshingabe aus einem Grund, den der Darlehensnehmer zu vertreten hat, oder verweigert dieser die Abnahme des Darlehens, so kann die Postbank vom Darlehensnehmer Ersatz des ihr daraus entstehenden Schadens, insbesondere auch des Wiederanlageschadens, verlangen; die Entschädigung beträgt für entgangenen Gewinn mindestens 0,5 % p.a. des nicht zur Auszahlung gelangten Darlehensbetrages für die Zeit, während der das Darlehen nach den Vereinbarungen unkündbar gewesen wäre. Unberührt bleiben die Ansprüche der Postbank auf Gebühren und Zahlung der Bereitstellungszinsen.

Die Postbank behält sich die Geltendmachung eines höheren Schadens vor. Dem Darlehensnehmer ist der Nachweis vorbehalten, ein Schaden sei überhaupt nicht entstanden oder wesentlich niedriger, als die Pauschale.

## 8. Verzug

Werden laufende Leistungen, oder andere aufgrund des Darlehensvertrages geschuldete Beträge, insbesondere das geschuldete Darlehenskapital, Kosten, Auslagen und Entgelte (Gebühren) am Fälligkeitstage nicht gezahlt, kann die Postbank Verzugszinsen und ihren weiteren Verzugsschaden in Rechnung stellen.

## 9. Instandhaltung, -setzung

Baulichkeiten und Zubehör sind stets in gutem Zustand zu halten. Wesentliche Änderungen, insbesondere der Abbruch von Gebäuden oder Gebäudeteilen oder eine Änderung der Nutzung dürfen nur mit Zustimmung der Postbank durchgeführt werden. Ausbesserungen und Erneuerungen, die die Postbank zur Werterhaltung des Grundbesitzes fordert, sind fristgemäß vorzunehmen; baubehördliche Auflagen sind zu erfüllen.

Werden die Baulichkeiten durch Brand ganz oder teilweise zerstört, so sind diese nach Bauplänen und Kostenvoranschlägen, die von der Postbank genehmigt sein müssen, innerhalb einer angemessenen Frist wieder aufzubauen bzw. wieder herzustellen.

## 10. Versicherung

Die Baulichkeiten und die mithaftenden beweglichen Gegenstände sind zum gleitenden Neuwert gegen Feuer, Sturm und Leitungswasserschäden und auf Verlangen der Postbank auch gegen andere Risiken zu versichern und versichert zu halten.

Der Versicherungsschutz ist der Postbank durch eine Bescheinigung des Versicherers nachzuweisen. Ein Wechsel der Versicherung / Versicherungsgesellschaft ist der Postbank unverzüglich mitzuteilen.

Besteht kein oder kein ausreichender Versicherungsschutz, ist die Postbank berechtigt, diesen auf Kosten des Darlehensnehmers herbeizuführen.

## 11. Auskünfte, Besichtigung

Der Postbank sind auf Verlangen die Original-Bauunterlagen (Baugenehmigung einschließlich der genehmigten Baupläne, Baubeschreibung, Wohn-, Nutzflächenberechnungen, Gesamtkostenaufstellung, Bauwerkverträge etc.) unentgeltlich zur Verfügung zu stellen und Auskünfte über Wert und Ertrag des Grundbesitzes zu erteilen, die Besichtigung des Grundbesitzes und der Baulichkeiten nebst Zubehör zu gestatten und die Miet- und Pachtverträge vorzulegen.

Die Postbank kann das Beleihungsobjekt untersuchen und schätzen lassen. Zudem ist der Postbank oder deren Bevollmächtigten zu angemessener Tageszeit und nach vorheriger Ankündigung der Zutritt und die Besichtigung des Beleihungsobjektes zu gestatten.

## 12. Berichterstattung und Prüfung

Der Darlehensnehmer und gegebenenfalls der Mitverpflichtete verpflichten sich, der Postbank jederzeit alle gewünschten Auskünfte zu erteilen und alle Originalunterlagen zur Verfügung zu stellen, die zur Prüfung der wirtschaftlichen Verhältnisse des Darlehensnehmers und des Mitverpflichteten erforderlich sind. Während der Laufzeit des Darlehens haben der Darlehensnehmer und gegebenenfalls der Mitverpflichtete der Postbank regelmäßig ihre Einkommenssteuerbescheide,

8

geprüften und bestätigten Jahresabschlüsse mit den Prüfungs- bzw. Erläuterungsberichten eines Wirtschaftsprüfers / Steuerberaters vorzulegen und ggf. weitere Erläuterungen zu geben. Der Darlehensnehmer verpflichtet sich, die Postbank zu den turnusmäßig stattfindenden Bilanzbesprechungen mit dem Wirtschaftsprüfer rechtzeitig schriftlich einzuladen.

Die Postbank geht davon aus, dass die Bilanzunterlagen des abgelaufenen Jahres grundsätzlich bis zum Ende des folgenden ersten Halbjahres vorgelegt werden können. Verzögert sich die Fertigstellung eines Jahresabschlusses, werden der Darlehensnehmer bzw. ggf. der Mitverpflichtete zunächst unaufgefordert die vorläufigen Zahlen mitteilen und weitere Informationen geben, die umfassenden Aufschluss über die wirtschaftliche Situation des Darlehensnehmers und gegebenenfalls des Mitverpflichteten geben.

Falls vorstehende Vereinbarungen nicht eingehalten werden, kann die Postbank nach ihrer Wahl Prüfungen selbst vornehmen oder durch eine Treuhandgesellschaft, einen Wirtschaftsprüfer oder technische Sachverständige vornehmen lassen.

## 13. Anzeigepflichtige Änderungen

Der Darlehensnehmer wird Änderungen rechtlicher oder wirtschaftlicher Art, welche seine Struktur, seine Vermögens- und Ertragsverhältnisse oder den Darlehenszweck wesentlich zu beeinflussen geeignet sind, der Postbank unverzüglich anzeigen. Dieses gilt insbesondere in folgenden Fällen:

- Änderung des Produktionszieles oder des Geschäftsgegenstandes,
- Änderung der Rechtsform, wesentliche Änderungen des Gesellschaftsvertrages, Auflösung oder Fusion, Änderung in der Person, der Inhaber bzw. Gesellschafter,
- Verpfändung von Gesellschafteranteilen,
- Verlegung, Veräußerung, Vermietung, Verpachtung oder Stillegung des Betriebes oder wesentlicher Betriebsteile,
- Veräußerung von Beteiligungen,
- Abschluss, Abänderung oder Aufhebung von Beherrschungsverträgen, Gewinnabführungsverträgen, Geschäftsführungsverträgen oder anderen Unternehmensverträgen.

## 14. Wirksamkeitsklausel

Sollten eine oder mehrere Bestimmungen dieses Vertrages ganz oder teilweise rechtsunwirksam sein oder nicht durchführbar sein oder werden oder sollte eine Lücke im Vertrag gegeben sein, so wird die Wirksamkeit der übrigen Bestimmungen hierdurch nicht berührt. Die unwirksame oder nicht durchführbare oder fehlende Bestimmung soll vielmehr durch eine ihr wirtschaftlich möglichst nahekommende Bestimmung ersetzt werden, die dem Willen der Parteien gerecht wird.

## 15. Schriftform

Änderungen und Ergänzungen dieses Darlehensvertrages bedürfen der Schriftform.

## 16. Allgemeine Geschäftsbedingungen der Postbank

Ergänzend zu diesem Vertrag gelten die Bestimmungen der hiermit als verbindlich anerkannten „Allgemeinen Geschäftsbedingungen" der Postbank, von denen der Darlehensnehmer und gegebenenfalls der Mitverpflichtete je ein Exemplar erhalten. Im übrigen liegen sie in den Geschäftsräumen der Postbank zur Einsichtnahme aus.

## 17. Textexemplare des Vertrages

Der Darlehensnehmer, gegebenenfalls der Mitverpflichtete und die Postbank erhalten je ein vollständiges unterschriebenes Exemplar dieses Darlehensvertrages.

## 18. Erfüllungsort, Gerichtsstand

Erfüllungsort und Gerichtsstand ist Bonn.

&

Appendix 3

General Terms and Conditions of Business (Allgemeine Geschäftsbedingungen)

 Noerr LLP │ F-0746-2015, 12639246_5,
Seite 44/44

# Deutsche Postbank AG
# Allgemeine Geschäftsbedingungen (AGB Postbank)

Postbank

## Grundregeln für die Beziehung zwischen Kunde und Bank

### 1 Geltungsbereich und Änderungen dieser Geschäftsbedingungen und der besonderen Bedingungen für einzelne Geschäftsbeziehungen

(1) Geltungsbereich

Die Allgemeinen Geschäftsbedingungen gelten für die gesamte Geschäftsverbindung zwischen dem Kunden und den inländischen Geschäftsstellen der Deutsche Postbank AG (im Folgenden Bank genannt). Daneben gelten für einzelne Geschäftsbeziehungen (z. B. für das Wertpapiergeschäft, für den Zahlungsverkehr, für den Sparverkehr) besondere Bedingungen, die Abweichungen oder Ergänzungen zu diesen Allgemeinen Geschäftsbedingungen enthalten; sie werden bei der Kontoeröffnung oder bei Erteilung eines Auftrags mit dem Kunden vereinbart, soweit sie in die Geschäftsverbindung mit dem Kunden nicht bereits einbezogen sind. Unterhält der Kunde auch Geschäftsverbindungen zu ausländischen Geschäftsstellen, sichert das Pfandrecht der Bank (Nr. 14 dieser Geschäftsbedingungen) auch die Ansprüche dieser ausländischen Geschäftsstellen.

(2) Änderungen

Künftige Änderungen dieser Geschäftsbedingungen und der besonderen Bedingungen werden dem Kunden spätestens zwei Monate vor dem vorgeschlagenen Zeitpunkt ihres Wirksamwerdens in Textform angeboten.

Hat der Kunde mit der Bank im Rahmen der Geschäftsbeziehung einen elektronischen Kommunikationsweg vereinbart (z. B. Postbank Online-Banking), können die Änderungen auch auf diesem Wege angeboten werden. Die Zustimmung des Kunden gilt als erteilt, wenn er seine Ablehnung nicht vor dem vorgeschlagenen Zeitpunkt des Wirksamwerdens der Änderungen angezeigt hat. Auf diese Genehmigungswirkung wird ihn die Bank in ihrem Angebot besonders hinweisen.

Werden dem Kunden Änderungen von Bedingungen zu Zahlungsdiensten (z. B. Überweisungsbedingungen) angeboten, kann er den von der Änderung betroffenen Zahlungsdiensterahmenvertrag vor dem vorgeschlagenen Zeitpunkt des Wirksamwerdens der Änderungen auch fristlos und kostenfrei kündigen. Auf dieses Kündigungsrecht wird ihn die Bank in ihrem Angebot besonders hinweisen.

(3) Besonderheiten

Soweit einzelne Geschäftsstellen der Bank oder andere Geschäftsstellen, die Bankgeschäfte oder sonstige Leistungen im Namen und für Rechnung der Bank ausführen, von der Erbringung bestimmter Leistungen der Bank ganz oder teilweise ausgenommen werden, wird dies dort durch Aushang bekannt gemacht.

### 2 Bankgeheimnis und Bankauskunft

(1) Bankgeheimnis

Die Bank ist zur Verschwiegenheit über alle kundenbezogenen Tatsachen und Wertungen verpflichtet, von denen sie Kenntnis erlangt (Bankgeheimnis). Informationen über den Kunden darf die Bank nur weitergeben, wenn gesetzliche Bestimmungen dies gebieten oder der Kunde eingewilligt hat oder die Bank zur Erteilung einer Bankauskunft befugt ist.

(2) Bankauskunft

Eine Bankauskunft enthält allgemein gehaltene Feststellungen und Bemerkungen über die wirtschaftlichen Verhältnisse des Kunden, seine Kreditwürdigkeit und Zahlungsfähigkeit; betragsmäßige Angaben über Kontostände, Sparguthaben, Depot- oder sonstige der Bank anvertraute Vermögenswerte sowie Angaben über die Höhe von Kreditinanspruchnahmen werden nicht gemacht.

(3) Voraussetzungen für die Erteilung einer Bankauskunft

Die Bank ist befugt, über juristische Personen und im Handelsregister eingetragene Kaufleute Bankauskünfte zu erteilen, sofern sich die Anfrage auf ihre geschäftliche Tätigkeit bezieht. Die Bank erteilt jedoch keine Auskünfte, wenn ihr eine anderslautende Weisung des Kunden vorliegt. Bankauskünfte über andere Personen, insbesondere über Privatkunden und Vereinigungen, erteilt die Bank nur dann, wenn diese generell oder im Einzelfall ausdrücklich zugestimmt haben. Eine Bankauskunft wird nur erteilt, wenn der Anfragende ein berechtigtes Interesse an der gewünschten Auskunft glaubhaft dargelegt hat und kein Grund zu der Annahme besteht, dass schutzwürdige Belange des Kunden der Auskunftserteilung entgegenstehen.

(4) Empfänger von Bankauskünften

Bankauskünfte erteilt die Bank nur eigenen Kunden sowie anderen Kreditinstituten für deren Zwecke oder die ihrer Kunden.

### 3 Haftung der Bank; Mitverschulden des Kunden

(1) Haftungsgrundsätze

Die Bank haftet bei der Erfüllung ihrer Verpflichtungen im Rahmen der gesetzlichen Vorschriften für jedes Verschulden ihrer Mitarbeiter und der Personen, die sie zur Erfüllung ihrer Verpflichtungen hinzuzieht. Soweit die besonderen Bedingungen einschließlich der Bedingungen für den Sparverkehr für einzelne Geschäftsbeziehungen oder sonstige Vereinbarungen etwas Abweichendes regeln, gehen diese Regelungen vor. Hat der Kunde durch ein schuldhaftes Verhalten (z. B. durch Verletzung der in Nr. 11 dieser Geschäftsbedingungen aufgeführten Mitwirkungs- und Sorgfaltspflichten) zu der Entstehung eines Schadens beigetragen, bestimmt sich nach den Grundsätzen des Mitverschuldens, in welchem Umfang Bank und Kunde den Schaden zu tragen haben.

(2) Störung des Betriebs

Die Bank haftet nicht für Schäden, die durch höhere Gewalt, Aufruhr, Kriegs- und Naturereignisse oder durch sonstige von ihr nicht zu vertretende Vorkommnisse eintreten.

### 4 Grenzen der Aufrechnungsbefugnis des Kunden

Der Kunde kann gegen Forderungen der Bank nur aufrechnen, wenn seine Forderungen unbestritten oder rechtskräftig festgestellt sind.

### 5 Verfügungsberechtigung nach dem Tod des Kunden

Nach dem Tod des Kunden hat derjenige, der sich gegenüber der Bank auf die Rechtsnachfolge des Kunden beruft, der Bank seine erbrechtliche Berechtigung in geeigneter Weise nachzuweisen.

Wird der Bank eine Ausfertigung oder eine beglaubigte Abschrift der letztwilligen Verfügung (Testament, Erbvertrag) nebst zugehöriger Eröffnungsniederschrift vorgelegt, darf die Bank denjenigen, der darin als Erbe oder Testamentsvollstrecker bezeichnet ist, als Berechtigten ansehen, ihn verfügen lassen, und insbesondere mit befreiender Wirkung an ihn leisten. Dies gilt nicht, wenn der Bank bekannt ist, dass der dort Genannte (zum Beispiel nach Anfechtung oder wegen Nichtigkeit des Testaments) nicht verfügungsberechtigt ist oder wenn ihr dies infolge Fahrlässigkeit nicht bekannt geworden ist.

### 6 Maßgebliches Recht und Gerichtsstand bei kaufmännischen und öffentlich-rechtlichen Kunden

(1) Geltung deutschen Rechts

Für die Geschäftsverbindung zwischen dem Kunden und der Bank gilt deutsches Recht.

(2) Gerichtsstand für Inlandskunden

Ist der Kunde ein Kaufmann und ist die streitige Geschäftsbeziehung dem Betriebe seines Handelsgewerbes zuzurechnen, so kann die Bank diesen Kunden an dem für die kontoführende Stelle zuständigen Gericht oder bei einem anderen zuständigen Gericht verklagen; dasselbe gilt für eine juristische Person des öffentlichen Rechts und für öffentlich-rechtliche Sondervermögen. Die Bank selbst kann von diesen Kunden nur an dem für die kontoführende Stelle zuständigen Gericht verklagt werden.

(3) Gerichtsstand für Auslandskunden

Die Gerichtsstandsvereinbarung gilt auch für Kunden, die im Ausland eine vergleichbare gewerbliche Tätigkeit ausüben, sowie für ausländische Institutionen, die mit inländischen juristischen Personen des öffentlichen Rechts oder mit einem inländischen öffentlich-rechtlichen Sondervermögen vergleichbar sind.

## Kontoführung

### 7 Rechnungsabschlüsse bei Kontokorrentkonten (Konten in laufender Rechnung)

(1) Kontokorrentvereinbarung

Die Girokonten bei der Bank werden als Kontokorrentkonten im Sinne des § 355 des Handelsgesetzbuches (Konten in laufender Rechnung) geführt; zur Verzinsung der Guthaben ist die Bank nicht verpflichtet.

(2) Erteilung der Rechnungsabschlüsse

Die Bank erteilt bei einem Kontokorrentkonto, sofern nicht etwas anderes vereinbart ist, jeweils vierteljährlich einen Rechnungsabschluss; dabei werden die in diesem Zeitraum entstandenen beiderseitigen Ansprüche (einschließlich der Zinsen und Entgelte der Bank) verrechnet. Die Bank kann auf den Saldo, der sich aus der Verrechnung ergibt, nach Nr. 12 dieser Geschäftsbedingungen oder nach der mit dem Kunden anderweitig getroffenen Vereinbarung Zinsen berechnen.

(3) Frist für Einwendungen; Genehmigung durch Schweigen

Einwendungen wegen Unrichtigkeit oder Unvollständigkeit eines Rechnungsabschlusses hat der Kunde spätestens vor Ablauf von sechs Wochen nach dessen Zugang in Textform zu erheben; zur Wahrung der Frist genügt die Absendung der Einwendungen innerhalb der Sechs-Wochen-Frist. Das Unterlassen rechtzeitiger Einwendungen gilt als Genehmigung des Rechnungsabschlusses.

Auf diese Folge wird die Bank bei Erteilung des Rechnungsabschlusses besonders hinweisen.

676 060 011 / 923 960 000 01.15 Seite 1/3

P0939_14_AGB Teil1_676-060-011.indd 1 12.11.14 10:31

Der Kunde kann auch nach Fristablauf eine Berichtigung des Rechnungsabschlusses verlangen, muss dann aber beweisen, dass zu Unrecht sein Konto belastet oder eine ihm zustehende Gutschrift nicht erteilt wurde.

### 8 Storno- und Berichtigungsbuchungen der Bank

(1) Vor Rechnungsabschluss

Fehlerhafte Gutschriften auf Kontokorrentkonten (z. B. wegen einer falschen Kontonummer) darf die Bank bis zum nächsten Rechnungsabschluss durch eine Belastungsbuchung rückgängig machen, soweit ihr ein Rückzahlungsanspruch gegen den Kunden zusteht (Stornobuchung); der Kunde kann in diesem Fall gegen die Belastungsbuchung nicht einwenden, dass er in Höhe der Gutschrift bereits verfügt hat.

(2) Nach Rechnungsabschluss

Stellt die Bank eine fehlerhafte Gutschrift erst nach einem Rechnungsabschluss fest und steht ihr ein Rückzahlungsanspruch gegen den Kunden zu, so wird sie in Höhe ihres Anspruchs sein Konto belasten (Berichtigungsbuchung). Erhebt der Kunde gegen die Berichtigungsbuchung Einwendungen, so wird die Bank den Betrag dem Konto wieder gutschreiben und ihren Rückzahlungsanspruch gesondert geltend machen.

(3) Information des Kunden; Zinsberechnung

Über Storno- und Berichtigungsbuchungen wird die Bank den Kunden unverzüglich unterrichten. Die Buchungen nimmt die Bank hinsichtlich der Zinsberechnung rückwirkend zu dem Tag vor, an dem die fehlerhafte Buchung durchgeführt wurde.

### 9 Einzugsaufträge und Einlösung von Lastschriften, vom Kunden ausgestellter Schecks, von Aufträgen zur Barauszahlung sowie von Zahlungsanweisungen und Zahlungsanweisungen zur Verrechnung

(1) Inkasso-Vereinbarung

Schecks, Lastschriften, Wechsel und sonstige Einzugspapiere (z. B. Reiseschecks, Zahlungsanweisungen zur Verrechnung) werden von der Bank nur zum Einzug (Inkasso) hereingenommen, sofern nicht etwas anderes vereinbart ist. Einzelheiten für das Scheck- und Wechselinkasso zugunsten von Postbank Girokonten enthalten besondere Bedingungen.

(2) Erteilung von Vorbehaltsgutschriften bei der Einreichung

Schreibt die Bank den Gegenwert von Schecks und Lastschriften schon vor ihrer Einlösung gut, geschieht dies unter dem Vorbehalt ihrer Einlösung, und zwar auch dann, wenn diese Papiere bei der Bank selbst zahlbar sind. Reicht der Kunde andere Papiere mit dem Auftrag ein, von einem Zahlungspflichtigen einen Forderungsbetrag zu beschaffen (z. B. Zinsscheine), und erteilt die Bank über den Betrag eine Gutschrift, so steht diese unter dem Vorbehalt, dass die Bank den Betrag erhält. Der Vorbehalt gilt auch dann, wenn die Schecks, Lastschriften und andere Papiere bei der Bank selbst zahlbar sind. Werden Schecks, Lastschriften oder andere Papiere nicht eingelöst oder erhält die Bank den Betrag aus dem Einzugsauftrag nicht, macht die Bank die Vorbehaltsgutschrift rückgängig. Dies geschieht unabhängig davon, ob in der Zwischenzeit ein Rechnungsabschluss erteilt wurde.

(3) Einlösung von Lastschriften und vom Kunden ausgestellten Schecks

Lastschriften und Schecks sind eingelöst, wenn die Belastungsbuchung nicht spätestens am zweiten Bankarbeitstag[1] nach ihrer Vornahme rückgängig gemacht wird.

Schecks sind auch schon dann eingelöst, wenn die Bank im Einzelfall eine Bezahltmeldung absendet. Schecks, die über die Abrechnungsstelle der Bundesbank vorgelegt werden, sind eingelöst, wenn sie nicht bis zu dem von der Bundesbank festgesetzten Zeitpunkt an die Abrechnungsstelle zurückgegeben werden.

(4) Einlösung von Aufträgen zur Barauszahlung

Barschecks und sonstige Aufträge zur Barauszahlung sind bereits mit der Auszahlung eingelöst.

(5) Einlösung von Zahlungsanweisungen und Zahlungsanweisungen zur Verrechnung

Zahlungsanweisungen und Zahlungsanweisungen zur Verrechnung sind bereits mit der Belastungsbuchung eingelöst.

### 10 Risiken bei Fremdwährungskonten und Fremdwährungsgeschäften

(1) Auftragsausführung bei Fremdwährungskonten

Fremdwährungskonten des Kunden dienen dazu, Zahlungen an den Kunden und Verfügungen des Kunden in fremder Währung bargeldlos abzuwickeln. Verfügungen über Guthaben auf Fremdwährungskonten (z. B. durch Überweisungen zu Lasten des Fremdwährungsguthabens) werden unter Einschaltung von Banken im Heimatland der Währung abgewickelt, wenn sie die Bank nicht vollständig innerhalb des eigenen Hauses ausführt.

(2) Gutschriften bei Fremdwährungsgeschäften mit dem Kunden

Schließt die Bank mit dem Kunden ein Geschäft (z. B. ein Devisentermingeschäft) ab, aus dem sie die Verschaffung eines Betrags in fremder Währung schuldet, wird sie ihre Fremdwährungsverbindlichkeit durch Gutschrift auf dem Konto des Kunden in dieser Währung erfüllen, sofern nicht etwas anderes vereinbart ist.

(3) Vorübergehende Beschränkung der Leistung durch die Bank

Die Verpflichtung der Bank zur Ausführung einer Verfügung zu Lasten eines Fremdwährungsguthabens (Absatz 1) oder zur Erfüllung einer Fremdwährungsverbindlichkeit (Absatz 2) ist in dem Umfang und solange ausgesetzt, wie die Bank in der Währung, auf die das Fremdwährungsguthaben oder die Verbindlichkeit lautet, wegen politisch bedingter Maßnahmen oder Ereignisse im Lande dieser Währung nicht oder nur eingeschränkt verfügen kann. In dem Umfang und solange diese Maßnahmen oder Ereignisse andauern, ist die Bank auch nicht zu einer Erfüllung an einem anderen Ort außerhalb des Landes der Währung, in einer anderen Währung (auch nicht in Euro) oder durch Anschaffung von Bargeld verpflichtet. Die Verpflichtung der Bank zur Ausführung einer Verfügung zu Lasten eines Fremdwährungsguthabens ist dagegen nicht ausgesetzt, wenn sie die Bank vollständig im eigenen Haus ausführen kann. Das Recht des Kunden und der Bank, fällige gegenseitige Forderungen in derselben Währung miteinander zu verrechnen, bleibt von den vorstehenden Regelungen unberührt.

(4) Wechselkurs

Die Bestimmung des Wechselkurses bei Fremdwährungsgeschäften ergibt sich aus dem „Preis- und Leistungsverzeichnis", soweit nicht etwas anderes vereinbart ist. Bei Zahlungsdiensten gilt entsprechend der Zahlungsdiensterahmenvertrag.

## Mitwirkungs- und Sorgfaltspflichten des Kunden

### 11 Mitwirkungs- und Sorgfaltspflichten des Kunden

(1) Änderungen von Name, Anschrift oder einer gegenüber der Bank erteilten Vertretungsmacht

Zur ordnungsgemäßen Abwicklung des Geschäftsverkehrs ist es erforderlich, dass der Kunde der Bank, und zwar möglichst der kontoführenden Stelle, Änderungen seines Namens und seiner Anschrift sowie das Erlöschen oder die Änderung einer gegenüber der Bank erteilten Vertretungsmacht (insbesondere einer Unterschriftsberechtigung oder Vollmacht) unverzüglich schriftlich mitteilt.

Diese Mitteilungspflicht besteht auch dann, wenn die Vertretungsmacht in ein öffentliches Register (z. B. in das Handelsregister) eingetragen ist und ihr Erlöschen oder ihre Änderung in dieses Register eingetragen wird. Darüber hinaus können sich weiter gehende gesetzliche Mitteilungspflichten, insbesondere aus dem Geldwäschegesetz, ergeben.

(2) Klarheit von Aufträgen und Überweisungen

Aufträge müssen ihren Inhalt zweifelsfrei erkennen lassen. Nicht eindeutig formulierte Aufträge können Rückfragen zur Folge haben, die zu Verzögerungen führen können. Vor allem hat der Kunde bei Aufträgen auf die Richtigkeit, Vollständigkeit und Lesbarkeit seiner Angaben, insbesondere der Kontonummer und Bankleitzahl oder IBAN[2] und BIC[3] sowie der Währung, zu achten. Bestätigungen oder Wiederholungen von Aufträgen und Überweisungen müssen als solche gekennzeichnet sein.

(3) Besonderer Hinweis bei Eilbedürftigkeit der Ausführung eines Auftrags

Hält der Kunde bei der Ausführung eines Auftrags besondere Eile für nötig, hat er dies der Bank gesondert mitzuteilen.

Bei formularmäßig erteilten Aufträgen muss dies durch einen augenfälligen Hinweis auf dem Formular erfolgen.

(4) Prüfung und Einwendungen bei Mitteilungen der Bank

Der Kunde hat Kontoauszüge, Wertpapierabrechnungen, Depot- und Erträgnisaufstellungen, sonstige Abrechnungen, Anzeigen über die Ausführung von Aufträgen sowie Informationen über erwartete Zahlungen und Sendungen (Avise) auf ihre Richtigkeit und Vollständigkeit unverzüglich zu überprüfen und etwaige Einwendungen unverzüglich zu erheben.

(5) Benachrichtigung der Bank bei Ausbleiben von Mitteilungen und Kontrolle von Bestätigungen der Bank

Falls Kontoauszüge, Rechnungsabschlüsse und Depotaufstellungen oder sonstige Mitteilungen der Bank, die der Kunde erwartet oder mit deren Eingang er rechnen muss, ausbleiben, hat dieser die Bank, und zwar möglichst die kontoführende Stelle, unverzüglich zu benachrichtigen.

Soweit Bestätigungen der Bank von Aufträgen oder Weisungen des Kunden abweichen, hat er dies unverzüglich zu beanstanden.

(6) Zahlungsverkehrsvordrucke für den beleghaften Zahlungsverkehr und Kommunikationsmedien für die elektronische Datenverarbeitung und -übermittlung im beleglosen Zahlungsverkehr

Für bestimmte Geschäfte, insbesondere für den Scheck- und Überweisungsverkehr, für Einzahlungen und Barabhebungen werden von der Bank Zahlungsverkehrsvordrucke bereitgestellt. Die Hinweise der Bank hierzu sind zu beachten.

Der Kunde hat beim Empfang von Zahlungsverkehrsvordrucken, mit denen über sein Konto verfügt werden kann, diese auf Vollständigkeit zu prüfen.

Der Kunde ist verpflichtet, Zahlungsverkehrsvordrucke, mit denen über sein Konto verfügt werden kann, mit besonderer Sorgfalt aufzubewahren. Bei Abhandenkommen oder Missbrauch ist die Bank, und zwar möglichst die kontoführende Stelle, unverzüglich zu verständigen. Unbrauchbar gewordene und bei Beendigung der Geschäftsbeziehung noch vorhandene Zahlungsverkehrsvordrucke zur Verfügung über das Konto sind unverzüglich zu vernichten oder auf Anforderung der Bank entwertet zurückzusenden.

[1] Bankarbeitstage sind alle Werktage außer: Sonnabende, 24. und 31. Dezember [2] International Bank Account Number (Internationale Bankkontonummer)
[3] Bank Identifier Code (Bank-Identifizierungs-Code)

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Die Zahlungsverkehrsvordrucke sollen mit urkundenechten Schreibstoffen ausgefüllt werden. Die Bank ist nicht verpflichtet, beleghaft erteilte Aufträge und Schecks, die nicht mit urkundenechten Schreibstoffen ausgefüllt und unterzeichnet sind, auszuführen.

Die Verwendung von Kommunikationsmedien für die elektronische Datenverarbeitung und -übermittlung im beleglosen Zahlungsverkehr bedarf der Vereinbarung mit der Bank. Einzelheiten enthalten besondere Bedingungen.

## Kosten

### 12 Zinsen, Entgelte und Aufwendungen

(1) Zinsen und Entgelte im Geschäft mit Verbrauchern

Die Höhe der Zinsen und Entgelte für die üblichen Bankleistungen, die die Bank gegenüber Verbrauchern erbringt, einschließlich der Höhe von Zahlungen, die über die für die Hauptleistung vereinbarten Entgelte hinausgehen, ergeben sich aus dem „Preisaushang – Regelsätze im standardisierten Privatkundengeschäft" und aus dem „Preis- und Leistungsverzeichnis".

Wenn ein Verbraucher eine dort aufgeführte Hauptleistung in Anspruch nimmt und dabei keine abweichende Vereinbarung getroffen wurde, gelten die zu diesem Zeipunkt im Preisaushang oder Preis- und Leistungsverzeichnis angegebenen Zinsen und Entgelte.

Eine Vereinbarung, die auf eine über das vereinbarte Entgelt für die Hauptleistung hinausgehende Zahlung des Verbrauchers gerichtet ist, kann die Bank mit dem Verbraucher nur ausdrücklich treffen, auch wenn sie im Preisaushang oder im Preis- und Leistungsverzeichnis ausgewiesen ist.

Für die Vergütung der nicht im Preisaushang oder im Preis- und Leistungsverzeichnis aufgeführten Leistungen, die im Auftrag des Verbrauchers erbracht werden und die, nach den Umständen zu urteilen, nur gegen eine Vergütung zu erwarten sind, gelten, soweit keine andere Vereinbarung getroffen wurde, die gesetzlichen Vorschriften.

(2) Zinsen und Entgelte im Geschäft mit Kunden, die keine Verbraucher sind

Die Höhe der Zinsen und Entgelte für die üblichen Bankleistungen, die die Bank gegenüber Kunden, die keine Verbraucher sind, erbringt, ergeben sich aus dem „Preisaushang – Regelsätze im standardisierten Privatkundengeschäft" und aus dem „Preis- und Leistungsverzeichnis", soweit der Preisaushang und das Preis- und Leistungsverzeichnis übliche Bankleistungen gegenüber Kunden, die keine Verbraucher sind (zum Beispiel Geschäftskunden), ausweisen.

Wenn ein Kunde, der kein Verbraucher ist, eine dort aufgeführte Hauptleistung in Anspruch nimmt und dabei keine abweichende Vereinbarung getroffen wurde, gelten die zu diesem Zeitpunkt im Preisaushang oder Preis- und Leistungsverzeichnis angegebenen Zinsen und Entgelte.

Im Übrigen bestimmt die Bank, sofern keine andere Vereinbarung getroffen wurde und gesetzliche Bestimmungen dem nicht entgegenstehen, die Höhe der Zinsen und Entgelte nach billigem Ermessen (§ 315 des Bürgerlichen Gesetzbuches).

(3) Nicht entgeltfähige Leistung

Für eine Leistung, zu deren Erbringung die Bank kraft Gesetzes oder aufgrund einer vertraglichen Nebenpflicht verpflichtet ist oder die sie im eigenen Interesse wahrnimmt, wird die Bank kein Entgelt berechnen, es sei denn, es ist gesetzlich zulässig und wird nach Maßgabe der gesetzlichen Regelung erhoben.

(4) Änderung von Zinsen

Die Änderung der Zinsen bei Krediten mit einem veränderlichen Zinssatz erfolgt auf Grund der jeweiligen Kreditvereinbarungen mit dem Kunden. Die Bank wird dem Kunden Änderungen von Zinsen mitteilen. Bei einer Erhöhung kann der Kunde, sofern nichts anderes vereinbart ist, die davon betroffene Geschäftsbeziehung innerhalb von sechs Wochen nach der Bekanntgabe der Änderung mit sofortiger Wirkung kündigen.

Kündigt der Kunde, so werden die erhöhten Zinsen für den gekündigten Kreditvertrag nicht zugrunde gelegt. Die Bank wird zur Abwicklung eine angemessene Frist einräumen.

(5) Änderung von Entgelten für solche Leistungen, die vom Kunden typischerweise dauerhaft in Anspruch genommen werden

Änderung von Entgelten für Bankleistungen, die von Kunden im Rahmen der Geschäftsverbindung typischerweise dauerhaft in Anspruch genommen werden (zum Beispiel Konto- und Depotführung), werden dem Kunden spätestens zwei Monate vor dem vorgeschlagenen Zeitpunkt ihres Wirksamwerdens in Textform angeboten.

Hat der Kunde mit der Bank im Rahmen der Geschäftsbeziehung einen elektronischen Kommunikationsweg vereinbart (z. B. das Online-Banking), können die Änderungen auch auf diesem Wege angeboten werden. Die Zustimmung des Kunden gilt als erteilt, wenn er seine Ablehnung nicht vor dem vorgeschlagenen Zeitpunkt des Wirksamwerdens der Änderung angezeigt hat. Auf diese Genehmigungswirkung wird ihn die Bank in ihrem Angebot besonders hinweisen. Werden dem Kunden die Änderungen angeboten, kann er den von der Änderung betroffenen Vertrag vor dem vorgeschlagenen Zeitpunkt des Wirksamwerdens der Änderungen auch fristlos und kostenfrei kündigen. Auf dieses Kündigungsrecht wird ihn die Bank in ihrem Angebot besonders hinweisen. Kündigt der Kunde, wird das geänderte Entgelt für die gekündigte Geschäftsbeziehung nicht zugrunde gelegt.

Die vorstehende Vereinbarung gilt gegenüber Verbrauchern nur dann, wenn die Bank Entgelte für Hauptleistungen ändern will, die vom Verbraucher im Rahmen der Geschäftsverbindung typischerweise dauerhaft in Anspruch genommen werden. Eine Vereinbarung über die Änderung eines Entgelts, das auf eine über die Hauptleistung hinausgehende Zahlung des Verbrauchers gerichtet ist, kann die Bank mit dem Verbraucher nur ausdrücklich vereinbaren.

(6) Ersatz von Aufwendungen

Ein möglicher Anspruch der Bank auf Ersatz von Aufwendungen richtet sich nach den gesetzlichen Vorschriften.

(7) Besonderheiten bei Verbraucherdarlehensverträgen und Zahlungsdiensteverträgen mit Verbrauchern für Zahlungen innerhalb des Europäischen Wirtschaftsraums (EWR)[1] in einer EWR-Währung[2]

Bei Verbraucherdarlehensverträgen und Zahlungsdiensteverträgen mit Verbrauchern innerhalb des Europäischen Wirtschaftsraums (EWR)[1] in einer EWR-Währung[2] richten sich die Zinsen und die Kosten (Entgelte, Auslagen) nach den vertraglichen Vereinbarungen und den ergänzenden gesetzlichen Vorschriften.

## Sicherheiten für die Ansprüche der Bank gegen den Kunden

### 13 Bestellung oder Verstärkung von Sicherheiten

(1) Anspruch der Bank auf Bestellung von Sicherheiten

Die Bank kann für alle Ansprüche aus der bankmäßigen Geschäftsverbindung die Bestellung bankmäßiger Sicherheiten verlangen, und zwar auch dann, wenn die Ansprüche bedingt sind (z. B. Aufwendungsersatzanspruch wegen der Inanspruchnahme aus einer für den Kunden übernommenen Bürgschaft). Hat der Kunde gegenüber der Bank eine Haftung für Verbindlichkeiten eines anderen Kunden der Bank übernommen (z. B. als Bürge), so besteht für die Bank ein Anspruch auf Bestellung oder Verstärkung von Sicherheiten im Hinblick auf die aus der Haftungsübernahme folgende Schuld jedoch erst ab ihrer Fälligkeit.

(2) Veränderungen des Risikos

Hat die Bank bei der Entstehung von Ansprüchen gegen den Kunden zunächst ganz oder teilweise davon abgesehen, die Bestellung oder Verstärkung von Sicherheiten zu verlangen, kann sie auch später noch eine Besicherung fordern. Voraussetzung hierfür ist jedoch, dass Umstände eintreten oder bekannt werden, die eine erhöhte Risikobewertung der Ansprüche gegen den Kunden rechtfertigen.

Dies kann insbesondere der Fall sein, wenn

- sich die wirtschaftlichen Verhältnisse des Kunden nachteilig verändert haben oder sich zu verändern drohen oder
- sich die vorhandenen Sicherheiten wertmäßig verschlechtert haben oder zu verschlechtern drohen.

Der Besicherungsanspruch der Bank besteht nicht, wenn ausdrücklich vereinbart ist, dass der Kunde keine oder ausschließlich im Einzelnen benannte Sicherheiten zu bestellen hat. Bei Verbraucherdarlehensverträgen besteht ein Anspruch auf die Bestellung oder Verstärkung von Sicherheiten nur, soweit die Sicherheiten im Kreditvertrag angegeben sind; wenn der Nettokreditbetrag 75.000 Euro übersteigt, besteht der Anspruch auf Bestellung oder Verstärkung auch dann, wenn der Kreditvertrag keine oder keine abschließenden Angaben über Sicherheiten enthält.

(3) Fristsetzung für die Bestellung oder Verstärkung von Sicherheiten

Für die Bestellung oder Verstärkung von Sicherheiten wird die Bank eine angemessene Frist einräumen. Beabsichtigt die Bank, von ihrem Recht zur fristlosen Kündigung nach Nr. 19 Absatz 3 dieser Geschäftsbedingungen Gebrauch zu machen, falls der Kunde seiner Verpflichtung zur Bestellung oder Verstärkung von Sicherheiten nicht fristgerecht nachkommt, wird sie ihn zuvor hierauf hinweisen.

### 14 Vereinbarung eines Pfandrechts zugunsten der Bank

(1) Einigung über das Pfandrecht

Der Kunde und die Bank sind sich darüber einig, dass die Bank ein Pfandrecht an den Wertpapieren und Sachen erwirbt, an denen eine inländische Geschäftsstelle im bankmäßigen Geschäftsverkehr Besitz erlangt hat oder noch erlangen wird. Die Bank erwirbt ein Pfandrecht auch an den Ansprüchen, die dem Kunden gegen die Bank aus der bankmäßigen Geschäftsverbindung zustehen oder künftig zustehen werden (z. B. Kontoguthaben).

(2) Gesicherte Ansprüche

Das Pfandrecht dient der Sicherung aller bestehenden, künftigen und bedingten Ansprüche, die der Bank mit ihren sämtlichen in- und ausländischen Geschäftsstellen aus der bankmäßigen Geschäftsverbindung gegen den Kunden zustehen. Hat der Kunde gegenüber der Bank eine Haftung für Verbindlichkeiten eines anderen Kunden der Bank übernommen (z. B. als Bürge), so sichert das Pfandrecht die aus der Haftungsübernahme folgende Schuld jedoch erst ab ihrer Fälligkeit.

(3) Ausnahmen vom Pfandrecht

Gelangen Gelder oder andere Werte mit der Maßgabe in die Verfügungsgewalt der Bank, dass sie nur für einen bestimmten Zweck verwendet werden dürfen (z. B. Bareinzahlung

[1] Zum Europäischen Wirtschaftsraum gehören derzeit: Belgien, Bulgarien, Dänemark, Deutschland, Estland, Finnland, Frankreich (einschließlich Französisch-Guayana, Guadeloupe, Martinique, Mayotte, Reunion), Griechenland, Irland, Island, Italien, Kroatien, Lettland, Liechtenstein, Litauen, Luxemburg, Malta, Niederlande, Norwegen, Österreich, Polen, Portugal, Rumänien, Schweden, Slowakei, Slowenien, Spanien, Tschechische Republik, Ungarn, Vereinigtes Königreich von Großbritannien und Nordirland, Zypern.

[2] Zu den EWR-Währungen gehören derzeit: Euro, Britische Pfund Sterling, Bulgarische Lew, Dänische Krone, Isländische Krone, Kroatische Kuna, Schwedische Krone, Norwegische Krone, Polnische Zloty, Rumänische Leu, Schwedische Krone, Tschechische Krone, Ungarische Forint.

676 060 011 / 923 960 000 01.15 Seite 2/3

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zur Einlösung eines Wechsels), erstreckt sich das Pfandrecht der Bank nicht auf diese Werte. Dasselbe gilt für die von der Bank oder der Deutsche Bank AG selbst ausgegebenen Aktien (eigene Aktien) und für die Wertpapiere, die die Bank im Ausland für den Kunden verwahrt. Außerdem erstreckt sich das Pfandrecht nicht auf die von einer zum Deutsche Bank Konzern gehörenden Gesellschaft selbst ausgegebenen eigenen Genussrechte/Genussscheine und nicht auf die verbrieften und nicht verbrieften nachrangigen Verbindlichkeiten einer zum Deutsche Bank Konzern gehörenden Gesellschaft.

(4) Zins- und Gewinnanteilscheine

Unterliegen dem Pfandrecht der Bank Wertpapiere, ist der Kunde nicht berechtigt, die Herausgabe der zu diesen Papieren gehörenden Zins- und Gewinnanteilscheine zu verlangen.

### 15 Sicherungsrechte bei Einzugspapieren und diskontierten Wechseln

(1) Sicherungsübereignung

Die Bank erwirbt an den ihr zum Einzug eingereichten Schecks und Wechseln im Zeitpunkt der Einreichung Sicherungseigentum. An diskontierten Wechseln erwirbt die Bank im Zeitpunkt des Wechselankaufs uneingeschränktes Eigentum; belastet sie diskontierte Wechsel dem Konto zurück, so verbleibt ihr das Sicherungseigentum an diesen Wechseln.

(2) Sicherungsabtretung

Mit dem Erwerb des Eigentums an Schecks und Wechseln gehen auch die zugrunde liegenden Forderungen auf die Bank über; ein Forderungsübergang findet ferner statt, wenn andere Papiere zum Einzug eingereicht werden (z. B. Lastschriften, kaufmännische Handelspapiere).

(3) Zweckgebundene Einzugspapiere

Werden der Bank Einzugspapiere mit der Maßgabe eingereicht, dass ihr Gegenwert nur für einen bestimmten Zweck verwendet werden darf, erstrecken sich die Sicherungsübereignung und die Sicherungsabtretung nicht auf diese Papiere.

(4) Gesicherte Ansprüche der Bank

Das Sicherungseigentum und die Sicherungsabtretung dienen der Sicherung aller Ansprüche, die der Bank gegen den Kunden bei Einreichung von Einzugspapieren aus seinen Kontokorrentkonten zustehen oder die infolge der Rückbelastung nicht eingelöster Einzugspapiere oder diskontierter Wechsel entstehen. Auf Anforderung des Kunden nimmt die Bank eine Rückübertragung des Sicherungseigentums an den Papieren und der auf sie übergegangenen Forderungen an den Kunden vor, falls ihr im Zeitpunkt der Anforderung keine zu sichernden Ansprüche gegen den Kunden zustehen oder sie ihn über den Gegenwert der Papiere vor deren endgültiger Bezahlung nicht verfügen lässt.

### 16 Begrenzung des Besicherungsanspruchs und Freigabeverpflichtung

(1) Deckungsgrenze

Die Bank kann ihren Anspruch auf Bestellung oder Verstärkung von Sicherheiten solange geltend machen, bis der realisierbare Wert aller Sicherheiten dem Gesamtbetrag aller Ansprüche aus der bankmäßigen Geschäftsverbindung (Deckungsgrenze) entspricht.

(2) Freigabe

Falls der realisierbare Wert aller Sicherheiten die Deckungsgrenze nicht nur vorübergehend übersteigt, hat die Bank auf Verlangen des Kunden Sicherheiten nach ihrer Wahl freizugeben, und zwar in Höhe des die Deckungsgrenze übersteigenden Betrags; sie wird bei der Auswahl der freizugebenden Sicherheiten auf die berechtigten Belange des Kunden und eines dritten Sicherungsgebers, der für die Verbindlichkeiten des Kunden Sicherheiten bestellt hat, Rücksicht nehmen.

In diesem Rahmen ist die Bank auch verpflichtet, Aufträge des Kunden über die dem Pfandrecht unterliegenden Werte auszuführen (z. B. Verkauf von Wertpapieren, Auszahlung von Sparguthaben).

(3) Sondervereinbarungen

Ist für eine bestimmte Sicherheit ein anderer Bewertungsmaßstab als der realisierbare Wert oder ist eine andere Deckungsgrenze oder ist eine andere Grenze für die Freigabe von Sicherheiten vereinbart, so sind diese maßgeblich.

### 17 Verwertung von Sicherheiten

(1) Wahlrecht der Bank

Wenn die Bank verwertet, hat sie unter mehreren Sicherheiten die Wahl. Sie wird bei der Verwertung und bei der Auswahl der zu verwertenden Sicherheiten auf die berechtigten Belange des Kunden und eines dritten Sicherungsgebers, der für die Verbindlichkeiten des Kunden Sicherheiten bestellt hat, Rücksicht nehmen.

(2) Erlösgutschrift nach dem Umsatzsteuerrecht

Wenn der Verwertungsvorgang der Umsatzsteuer unterliegt, wird die Bank dem Kunden über den Erlös eine Gutschrift erteilen, die als Rechnung für die Lieferung der als Sicherheit dienenden Sache gilt und den Voraussetzungen des Umsatzsteuerrechts entspricht.

## Kündigung

### 18 Kündigungsrechte des Kunden

(1) Jederzeitiges Kündigungsrecht

Der Kunde kann die gesamte Geschäftsverbindung oder einzelne Geschäftsbeziehungen (z. B. den Scheckvertrag), für die weder eine Laufzeit noch eine abweichende Kündigungsregelung vereinbart ist, jederzeit ohne Einhaltung einer Kündigungsfrist kündigen.

(2) Kündigung aus wichtigem Grund

Ist für eine Geschäftsbeziehung eine Laufzeit oder eine abweichende Kündigungsregelung vereinbart, kann eine fristlose Kündigung nur dann ausgesprochen werden, wenn hierfür ein wichtiger Grund vorliegt, der es dem Kunden, auch unter angemessener Berücksichtigung der berechtigten Belange der Bank, unzumutbar werden lässt, die Geschäftsbeziehung fortzusetzen.

(3) Gesetzliche Kündigungsrechte

Gesetzliche Kündigungsrechte bleiben unberührt.

### 19 Kündigungsrechte der Bank

(1) Kündigung unter Einhaltung einer Kündigungsfrist

Die Bank kann die gesamte Geschäftsverbindung oder einzelne Geschäftsbeziehungen, für die weder eine Laufzeit noch eine abweichende Kündigungsregelung vereinbart ist, jederzeit unter Einhaltung einer angemessenen Kündigungsfrist kündigen (z. B. den Scheckvertrag, der zur Nutzung von Scheckvordrucken berechtigt). Bei der Bemessung der Kündigungsfrist wird die Bank auf die berechtigten Belange des Kunden Rücksicht nehmen. Für die Kündigung eines Zahlungsdiensterahmenvertrages (z. B. laufendes Konto oder Kartenvertrag) und eines Depots beträgt die Kündigungsfrist mindestens zwei Monate.

(2) Kündigung unbefristeter Kredite

Kredite und Kreditzusagen, für die weder eine Laufzeit noch eine abweichende Kündigungsregelung vereinbart ist, kann die Bank jederzeit ohne Einhaltung einer Kündigungsfrist kündigen. Die Bank wird bei der Ausübung dieses Kündigungsrechts auf die berechtigten Belange des Kunden Rücksicht nehmen.

Soweit das Bürgerliche Gesetzbuch Sonderregelungen für die Kündigung eines Verbraucherdarlehensvertrages vorsieht, kann die Bank nur nach Maßgabe dieser Regelungen kündigen.

(3) Kündigung aus wichtigem Grund ohne Einhaltung einer Kündigungsfrist

Eine fristlose Kündigung der gesamten Geschäftsverbindung oder einzelner Geschäftsbeziehungen ist zulässig, wenn ein wichtiger Grund vorliegt, der der Bank deren Fortsetzung auch unter Berücksichtigung der berechtigten Belange des Kunden unzumutbar werden lässt.

Ein wichtiger Grund liegt insbesondere vor,

- wenn der Kunde unrichtige Angaben über seine Vermögensverhältnisse gemacht hat, die für die Entscheidung der Bank über eine Kreditgewährung oder über andere mit Risiken für die Bank verbundene Geschäfte (z. B. Aushändigung einer Zahlungskarte) von erheblicher Bedeutung waren, oder
- wenn eine wesentliche Verschlechterung der Vermögensverhältnisse des Kunden oder der Werthaltigkeit einer Sicherheit eintritt oder einzutreten droht und dadurch die Rückzahlung des Darlehens oder die Erfüllung einer sonstigen Verbindlichkeit gegenüber der Bank – auch unter Verwertung einer hierfür bestehenden Sicherheit – gefährdet ist, oder
- wenn der Kunde seiner Verpflichtung zur Bestellung oder Verstärkung von Sicherheiten nach Nummer 13 Absatz 2 dieser Geschäftsbedingungen oder aufgrund einer sonstigen Vereinbarung nicht innerhalb der von der Bank gesetzten angemessenen Frist nachkommt.

Besteht der wichtige Grund in der Verletzung einer vertraglichen Pflicht, ist die Kündigung erst nach erfolglosem Ablauf einer zur Abhilfe bestimmten angemessenen Frist oder nach erfolgloser Abmahnung zulässig, es sei denn, dies ist wegen der Besonderheiten des Einzelfalles (§ 323 Absätze 2 und 3 des Bürgerlichen Gesetzbuches) entbehrlich.

(4) Kündigung von Verbraucherdarlehensverträgen bei Verzug

Soweit das Bürgerliche Gesetzbuch Sonderregelungen für die Kündigung wegen Verzugs mit der Rückzahlung eines Verbraucherdarlehensvertrags vorsieht, kann die Bank nur nach Maßgabe dieser Regelungen kündigen.

(5) Abwicklung nach einer Kündigung

Im Falle einer Kündigung ohne Kündigungsfrist wird die Bank dem Kunden für die Abwicklung (insbesondere für die Rückzahlung eines Kredits) eine angemessene Frist einräumen, soweit nicht eine sofortige Erledigung erforderlich ist (z. B. bei der Kündigung des Scheckvertrags die Rückgabe der Scheckvordrucke auf Anforderung der Bank).

## Schutz der Einlagen

### 20 Einlagensicherungsfonds

(1) Schutzumfang

Die Bank ist dem Einlagensicherungsfonds des Bundesverbandes deutscher Banken e.V. angeschlossen. Der Einlagensicherungsfonds sichert alle Verbindlichkeiten, die in der Bilanzposition „Verbindlichkeiten gegenüber Kunden" auszuweisen sind. Hierzu zählen Sicht-, Termin- und Spareinlagen einschließlich der auf den Namen lautenden Sparbriefe. Die Sicherungsgrenze je Gläubiger beträgt bis zum 31. Dezember 2014 30 %, bis zum 31. Dezember 2019 20 %, bis zum 31. Dezember 2024 15 % und ab dem 01. Januar 2025 8,75 % des für die Einlagensicherung maßgeblichen haftenden Eigenkapitals der Bank. Für Einlagen, die nach dem 31. Dezember 2011 begründet oder prolongiert werden, gelten, unabhängig vom Zeitpunkt der Begründung der Einlage, die jeweils neuen Sicherungsgrenzen ab den vorgenannten Stichtagen. Für Einlagen, die vor dem 31. Dezember 2011 begründet wurden, gelten die alten Sicherungsgrenzen bis zur Fälligkeit der Einlage oder bis zum nächstmöglichen Kündigungstermin. Diese Sicherungsgrenze wird dem Kunden von der Bank auf Verlangen bekannt gegeben.

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Sie kann auch im Internet unter www.bankenverband.de abgefragt werden. Sofern es sich bei der Bank um eine Zweigniederlassung eines Instituts aus einem anderen Staat des Europäischen Wirtschaftsraums handelt, erbringt der Einlagensicherungsfonds Entschädigungsleistungen nur, wenn und soweit die Guthaben die Sicherungsgrenze der Heimatlandeinlagensicherung übersteigen. Der Umfang der Heimatlandeinlagensicherung kann im Internet auf der Webseite der jeweils zuständigen Sicherungseinrichtung abgefragt werden, deren Adresse dem Kunden auf Verlangen von der Bank mitgeteilt wird.

(2) Ausnahmen vom Einlegerschutz

Nicht geschützt sind Forderungen, über die die Bank Inhaberpapiere ausgestellt hat, wie z. B. Inhaberschuldverschreibungen und Inhabereinlagenzertifikate, sowie Verbindlichkeiten gegenüber Kreditinstituten.

(3) Ergänzende Geltung des Statuts des Einlagensicherungsfonds

Wegen weiterer Einzelheiten des Sicherungsumfanges wird auf § 6 des Statuts des Einlagensicherungsfonds verwiesen, das auf Verlangen zur Verfügung gestellt wird.

(4) Forderungsübertragung

Soweit der Einlagensicherungsfonds oder ein von ihm Beauftragter Zahlung an einen Kunden leistet, gehen dessen Forderungen gegen die Bank in entsprechender Höhe mit allen Nebenrechten Zug um Zug auf den Einlagensicherungsfonds über.

(5) Auskunftserteilung

Die Bank ist befugt, dem Einlagensicherungsfonds oder einem von ihm Beauftragten alle in diesem Zusammenhang erforderlichen Auskünfte zu erteilen und Unterlagen zur Verfügung zu stellen.

## 21 Außergerichtliche Streitschlichtung

(1) Für die Beilegung von Streitigkeiten mit der Bank besteht für Verbraucher die Möglichkeit, den Ombudsmann der privaten Banken anzurufen. Betrifft der Beschwerdegegenstand eine Streitigkeit über einen Zahlungsdienstevertrag (§ 675f Bürgerliches Gesetzbuch), können auch Kunden, die nicht Verbraucher sind, den Ombudsmann der privaten Banken anrufen. Näheres regelt die „Verfahrensordnung für die Schlichtung von Kundenbeschwerden im deutschen Bankgewerbe", die auf Wunsch zur Verfügung gestellt wird oder im Internet unter www.bankenverband.de abrufbar ist. Die Beschwerde ist schriftlich an die Kundenbeschwerdestelle beim Bundesverband deutscher Banken e. V., Postfach 04 03 07, 10062 Berlin, zu richten.

(2) Ferner besteht für den Kunden die Möglichkeit, sich jederzeit schriftlich oder zur dortigen Niederschrift bei der Bundesanstalt für Finanzdienstleistungsaufsicht, Graurheindorfer Straße 108, 53117 Bonn, über Verstöße der Bank gegen das Zahlungsdiensteaufsichtsgesetz (ZAG), die §§ 675c–676c des Bürgerlichen Gesetzbuches (BGB) oder gegen Art. 248 des Einführungsgesetzes zum Bürgerlichen Gesetzbuch (EGBGB) zu beschweren.

Fassung: 01. Januar 2015

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